Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
UP TO 2,338,686 ORDINARY SHARES
of
FUNDTECH LTD.
at
$12.50 NET PER SHARE
by
CLAL INDUSTRIES AND INVESTMENTS LTD.
IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE INITIAL OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON THURSDAY, APRIL 3, 2008, UNLESS THE OFFER IS EXTENDED.

We, Clal Industries and Investments Ltd., a company organized under the laws of the State of Israel, are offering to purchase up to 2,338,686 ordinary shares, NIS 0.01 par value per share, of Fundtech Ltd., or Fundtech shares, at the price of $12.50 per Fundtech share, net to you (subject to withholding taxes, as applicable), in cash, without interest. As of February 22, 2008, there were 15,591,241 Fundtech shares issued and outstanding.

THE OFFER IS SUBJECT TO THE CONDITIONS DESCRIBED IN SECTION 11. THE PRINCIPAL CONDITIONS ARE THAT:

—	FUNDTECH SHARES THAT REPRESENT 5.0% OF THE ISSUED AND OUTSTANDING FUNDTECH SHARES AND VOTING POWER (CURRENTLY, 779,563 FUNDTECH SHARES) ON THE INITIAL COMPLETION DATE (AS DEFINED BELOW) ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD (AS DEFINED BELOW), SUCH THAT FOLLOWING THE CONSUMMATION OF THE OFFER WE WILL BENEFICIALLY OWN NO LESS THAN 47.9% OF THE ISSUED AND OUTSTANDING FUNDTECH SHARES; AND

—	IN ACCORDANCE WITH ISRAELI LAW, AT THE COMPLETION OF THE INITIAL OFFER PERIOD, THE AGGREGATE NUMBER OF FUNDTECH SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN (EXCLUDING THE FUNDTECH SHARES HELD BY US OR OUR AFFILIATES) MUST EXCEED THE AGGREGATE NUMBER OF FUNDTECH SHARES REPRESENTED BY NOTICES OF OBJECTION TO THE CONSUMMATION OF THE OFFER.

THE OFFER IS NOT CONDITIONED ON THE AVAILABILITY OF FINANCING OR THE APPROVAL OF THE BOARD OF DIRECTORS OF FUNDTECH LTD. PLEASE READ SECTION 11, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

IF MORE THAN 2,338,686 FUNDTECH SHARES ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN IN THE UNITED STATES AND ISRAEL IN THE AGGREGATE, WE WILL PURCHASE A PRO RATA NUMBER OF FUNDTECH SHARES FROM ALL TENDERING SHAREHOLDERS, SO THAT WE WOULD PURCHASE NO MORE THAN 2,338,686 FUNDTECH SHARES.

THE INITIAL PERIOD OF THE OFFER WILL EXPIRE AT 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON THURSDAY, APRIL 3, 2008, UNLESS THE INITIAL PERIOD OF THE OFFER IS EXTENDED. WE REFER TO THIS PERIOD, AS MAY BE EXTENDED, AS THE INITIAL OFFER PERIOD. UPON THE TERMS OF, AND SUBJECT TO THE CONDITIONS TO, THE OFFER, IF PRIOR TO THE COMPLETION OF THE INITIAL OFFER PERIOD, ALL THE CONDITIONS TO THE OFFER ARE SATISFIED OR, SUBJECT TO APPLICABLE LAW, WAIVED BY US, WE WILL PROVIDE YOU WITH AN ADDITIONAL FOUR CALENDAR-DAY PERIOD, UNTIL 10:00 A.M., NEW YORK TIME, OR 5:00 P.M., ISRAEL TIME, ON MONDAY, APRIL 7, 2008, DURING WHICH YOU MAY TENDER YOUR FUNDTECH SHARES. WE REFER TO THIS ADDITIONAL PERIOD AS THE ADDITIONAL OFFER PERIOD. THE EXPIRATION OF THE ADDITIONAL OFFER PERIOD WILL CHANGE IF WE DECIDE TO EXTEND THE INITIAL OFFER PERIOD. See Section 1 and Section 11.

The Fundtech shares are listed on the Nasdaq Global Market, or Nasdaq, and on the Tel Aviv Stock Exchange Ltd., or the TASE, both under the ticker symbol “FNDT.” On March 4, 2008, the last trading day before commencement of the offer, the closing sale price of the Fundtech shares was $11.97 on Nasdaq and NIS 43.50 ($11.99 based on an exchange rate of NIS 3.626 per United States dollar as of March 4, 2008) on the TASE. We encourage you to obtain current market quotations for the Fundtech shares before deciding whether to tender your Fundtech shares. See Section 6.

In the United States, the Information Agent for the offer is:
MacKenzie Partners, Inc.
In Israel, information concerning the offer is available from our legal counsel:
Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.

March 5, 2008

IMPORTANT

        The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we collectively refer as the Israeli Securities Law, we have filed this offer to purchase together with a cover statement in the Hebrew language with the Israeli Securities Authority, or the ISA, and the Tel Aviv Stock Exchange Ltd., or the TASE. We have also filed an English translation of the cover statement from the Hebrew language as an exhibit to the Schedule TO that we filed with the United States Securities and Exchange Commission, or the SEC.

        The offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        We have not authorized any person to make any recommendation on our behalf as to whether you should or should not tender your Fundtech shares in the offer. You should rely only on the information contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the offer, other than those contained in this offer to purchase and the other related documents delivered to you or to which we have referred you. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

        Holders of Fundtech shares who hold their Fundtech shares through a TASE member, or who are named as holders of Fundtech shares in the Register of Shareholders of Fundtech Ltd. in Israel, should tender their Fundtech shares to Clal Finance Batucha Investment Management Ltd., who, with its affiliates, serve as the Israeli Depositary, pursuant to the applicable instructions in Section 3. All other holders of Fundtech shares should tender their Fundtech shares to American Stock Transfer & Trust Company, the U.S. Depositary (which we refer to, together with the Israeli Depositary, as the Depositaries), pursuant to the applicable instructions in Section 3. For the addresses and telephone numbers of our Depositaries, see the back cover of this offer to purchase.

        Section 3 also describes a right that shareholders have to object to the offer.

        Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for the Fundtech shares that are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Thursday, April 3, 2008, unless and until we extend the period of time during which the initial period of the offer is open. This period, as may be extended, is referred to as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Fundtech share owned by you,

—	you have not yet responded to the offer,

—	you have notified us of your objection to the offer, or

—	you have validly tendered such Fundtech share but have properly withdrawn your tender during the Initial Offer Period,

then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Monday, April 7, 2008, during which you may tender each such Fundtech share. We refer to this additional period as the Additional Offer Period. The date of completion of the Additional Offer Period will change if we decide to extend the Initial Offer Period. Fundtech shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. See Section 1, Section 4 and Section 11.

Any questions and requests for assistance may be directed to MacKenzie Partners, Inc., our Information Agent in the United States, or Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., our legal counsel in Israel, at their addresses and telephone numbers set forth on the back cover of this offer to purchase.

        Additional copies of this offer to purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Israeli Depositary upon request.

        Unless the context otherwise requires, all references in this offer to purchase to “Clal,” “us,” “we,” and “our” are to Clal Industries and Investments Ltd., all references to “Fundtech” are to Fundtech Ltd., all references to “Nasdaq” are to the Nasdaq Global Market, all references to “TASE” are to the Tel Aviv Stock Exchange Ltd., all references to “dollars” or “$” are to United States dollars, all references to “NIS” are to New Israeli Shekel, and all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999.

        Unless the context otherwise requires, the percentages of the issued and outstanding Fundtech shares and the percentages of the voting power of Fundtech stated throughout this offer to purchase are based on 15,591,241 shares issued and outstanding as of February 22, 2008, which includes 219,279 vested restricted Fundtech shares issued under the 2005 International Share Option and Restricted Share Incentive Plan and the 2005 Israeli Share Option and Restricted Share Incentive Plan of Fundtech.

        Unless otherwise indicated or the context otherwise requires, for purposes of this offer to purchase, (i) an “Israeli business day” means any day other than a Friday, Saturday, or any other day on which the banks in both Israel and the U.S. are permitted not to be open for business and (ii) a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business.

        References to our beneficial ownership of Fundtech shares throughout this offer to purchase (whether prior to or after giving effect to the offer described herein) exclude: (i) 98,948 Fundtech shares (representing 0.63% of the issued and outstanding Fundtech shares) beneficially owned by subsidiaries of Clal Insurance Enterprises Holdings Ltd., or Clal Insurance, a subsidiary of our parent company; (ii) 208,095 Fundtech shares (representing 1.33% of the issued and outstanding Fundtech shares) held for members of the public through, among others, provident funds, mutual funds, pension funds, exchange traded funds and insurance policies, which are managed by subsidiaries of Clal Insurance; and (iii) 400 Fundtech shares (representing less than 0.01% of the issued and outstanding Fundtech shares) held for members of the public through mutual funds which are managed by a company controlled by Epsilon Investment House Ltd., an indirect subsidiary of our parent. See “Background to the Offer – Beneficial Ownership of Shares.”

SUMMARY TERM SHEET

        This summary term sheet is a brief summary of the material provisions of this offer to purchase up to 2,338,686 ordinary shares of Fundtech, par value NIS 0.01 per share (which we refer to as Fundtech shares) being made by Clal, and is meant to help you understand the offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this offer to purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this offer to purchase. The following are some of the questions you, as a shareholder of Fundtech, may have about us and the offer and answers to those questions. We recommend that you read carefully this entire offer to purchase, the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares.

Who is offering to buy my securities?

—	We, Clal Industries and Investments Ltd., are an Israeli holding company founded in 1956, and our shares are listed on the TASE under the ticker symbol “CII.” We hold investments in companies that are predominantly located in Israel or that have significant ties or relations to Israel, and mainly conduct business in the fields of cement, textile, advanced technology and high-tech venture funds, biotechnology, communications and commerce. We are a majority owned subsidiary of IDB Development Corporation Ltd., or IDB Development, a holding company incorporated in Israel whose shares are listed on the TASE under the ticker symbol “IDBD.” See Section 9.

How many shares are sought in the offer?

—	Subject to certain conditions, we are offering to purchase up to 2,338,686 Fundtech shares, representing approximately 15.0% of the issued and outstanding Fundtech shares and of the voting power of Fundtech. See Section 1.

i

—	If more than 2,338,686 shares are validly tendered and not properly withdrawn, we will purchase 2,338,686 shares on a pro rata basis from all shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of shares that we will purchase from each tendering shareholder will be based on the total number of shares validly tendered by all shareholders in the Initial Offer Period and the Additional Offer Period and not properly withdrawn before the completion of the Initial Offer Period. You may only withdraw previously tendered shares prior to the completion of the Initial Offer Period. See Section 1 and Section 4.

Why are you making the offer?

—	We are making the offer to increase our interest in Fundtech because we believe in the long-term value of Fundtech and in order to comply with the requirements of Israeli law. Under Israeli law, a purchase of shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements if, among other things, as a result of the purchase, the purchaser (together with its affiliates) would own more than 45.0% of the aggregate voting power of the company and no other person owns at least 45.0% of the aggregate voting power of the company. Accordingly, since we beneficially own approximately 42.9% of the issued and outstanding Fundtech shares, in order for us to purchase additional Fundtech shares that would increase our voting power (together with that of our affiliates) of Fundtech to more than 45.0%, we are required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law. See “Background to the Offer – Background” and “Background to the Offer – Purpose of the Offer; Reasons for the Offer.”

How much are you offering to pay and what is the form of payment?

—	We are offering to pay $12.50 per Fundtech share, net to you (subject to withholding taxes, as applicable), in cash, without interest. All shareholders tendering their Fundtech shares in the offer will be paid solely in United States dollars. See “Introduction,” Section 1, Section 2. and, with respect to withholding taxes, Section 5.

What percentage of the Fundtech shares do you currently own and how much will you own if the offer is completed?

—	We currently beneficially own 6,692,678 Fundtech shares, representing approximately 42.9% of the issued and outstanding Fundtech shares.

—	Following the consummation of the offer, we will beneficially own approximately 57.9% of the issued and outstanding Fundtech shares, if we purchase 2,338,686 Fundtech shares, the maximum number of Fundtech shares sought to be purchased in the Offer.

See “Introduction,” “Background to the Offer – Beneficial Ownership of Shares” and Section 11.

What is the market value of my Fundtech shares as of a recent date?

—	On March 4, 2008, the last full trading day before we commenced the offer, the closing price per share as reported on Nasdaq was $11.97, and as reported on the TASE was NIS 43.50 ($11.99 based on an exchange rate of NIS 3.626 per United States dollar as of March 4, 2008). We recommend that you obtain a recent quotation for your Fundtech shares prior to deciding whether or not to tender your Fundtech shares. See Section 6.

Do you have the financial resources to pay the purchase price in the offer?

—	Yes. The purchase of the Fundtech shares in the offer will be financed by our own internal resources. The offer is not conditioned on the availability of financing.

—	According to Israeli law, to secure the payment for the Fundtech shares tendered in the offer, the Israeli Depositary, which is a member of the TASE, has agreed to guarantee our obligation to pay for the Fundtech shares. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Fundtech shares that we are offering to purchase.

See Section 2 and Section 10.

Can I object to the offer?

—	Yes. Pursuant to Israeli law, you may object to the offer. If you want to notify us of your objection to the offer you must complete and sign the accompanying Notice of Objection and deliver it prior to the completion of the Initial Offer Period on April 3, 2008 (as may be extended) by following the applicable procedures and instructions described in Section 3. Under Israeli law, since the consummation of the offer will result in our (together with our affiliates) being the beneficial owners of more than 45.0% of the voting power of Fundtech, the aggregate number of Fundtech shares validly tendered in the offer and not properly withdrawn at the completion of the Initial Offer Period (excluding the Fundtech shares held by us or our affiliates) must exceed the aggregate number of Fundtech shares represented by Notices of Objection to the offer. This is one of the conditions to the offer and if it is not met we will be prohibited from purchasing any Fundtech shares tendered in the offer. See the answer to the question “What are the most significant conditions to the offer?” below, “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer,” Section 3 and Section 11. For details of the Fundtech shares held by us and our affiliates, see “Background to the Offer – Beneficial Ownership of Shares.”

What are the most significant conditions to the offer?

The offer is conditioned on, among other things, the following:

—	Fundtech shares representing 5.0% of the issued and outstanding shares and voting power of Fundtech on the Initial Completion Date (currently, 779,563 Fundtech shares) must be validly tendered and not properly withdrawn prior to the completion of the Initial Offer Period, such that following the consummation of the offer, we will beneficially own no less than 47.9% of the issued and outstanding Fundtech shares; and

—	at the completion of the Initial Offer Period, the aggregate number of Fundtech shares validly tendered in the offer and not properly withdrawn (excluding Fundtech shares held by us or our affiliates) must be greater than the aggregate number of Fundtech shares represented by Notices of Objection to the offer.

The offer is not conditioned on the availability of financing or the approval of the board of directors of Fundtech.

See “Background to the Offer – Rights of Shareholders Who Do Not Accept the Offer” and Section 11, which sets forth in full the conditions to the offer and describes those conditions to the offer that are waiveable by us.

What will happen if the conditions to the offer are not satisfied?

—	If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Fundtech shares tendered in the offer, or, subject to applicable law, we may waive such conditions. See “Introduction,” Section 1 and Section 11.

How long do I have to decide whether to tender in the offer?

—	You may tender your Fundtech shares until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on April 3, 2008 (as may be extended). We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

—	We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer are satisfied or, subject to applicable law, waived by us, then if, with respect to each Fundtech share owned by you,

„	you have not yet responded to the offer,

„	you have notified us of your objection to the offer, or

„	you have validly tendered such Fundtech share but have properly withdrawn your tender during the Initial Offer Period,

you will be afforded an additional four calendar-day period following the Initial Completion Date, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on Monday, April 7, 2008, during which you may tender each such Fundtech share. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

See “Introduction,” Section 1, Section 3 and Section 11.

How do I tender my Fundtech shares and to which depositary should I tender?

This depends on the manner in which you hold your Fundtech shares:

—	if you hold your Fundtech shares through a TASE member or you are named as a holder of the Fundtech shares in the Register of Shareholders of Fundtech in Israel, you should tender your Fundtech shares to the Israeli Depositary by following the applicable procedures and instructions described in Section 3; and

—	all other holders of Fundtech shares should tender their Fundtech shares to the U.S. Depositary by following the applicable procedures and instructions described in Section 3.

Can I tender my Fundtech shares using a guaranteed delivery procedure?

—	No. You may only tender your Fundtech shares by following the applicable procedures and instructions described in Section 3.

When can I withdraw the Fundtech shares I tendered in the offer?

—	You may withdraw any previously tendered Fundtech shares at any time prior to the completion of the Initial Offer Period, but not during the Additional Offer Period. In addition, under U.S. law, tendered Fundtech shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Fundtech shares have not yet been accepted for payment by us. See Section 1 and Section 4.

When will you pay for the Fundtech shares tendered in the offer?

—	All of the Fundtech shares validly tendered in the offer and not properly withdrawn will be paid for promptly following the Final Expiration Date, subject to proration. We expect to make such payment, including in the event that proration of tendered Fundtech shares is required, within four U.S. business days following the Final Expiration Date. See Section 1, Section 2 and Section 11.

Can the offer be extended, and under what circumstances?

—	We have the right, in our sole discretion, to extend the Initial Offer Period, subject to applicable law. In addition, in certain circumstances, we may be required by law to extend the Initial Offer Period. See Section 1.

How will I be notified if the offer is extended?

—	If we decide to extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. We will also publicly announce the new Initial Completion Date in accordance with applicable law, and in any event issue a press release to this effect no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the Initial Completion Date. See Section 1.

Has Fundtech or its board of directors adopted a position on the offer?

—	Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Fundtech is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer.

—	Under Israeli law, Fundtech’s board of directors is required, no later than five Israeli business days prior to the Initial Completion Date, to express its opinion to the shareholders on the advisability of the offer. Fundtech’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion.

As of the date of this offer to purchase, neither Fundtech nor its board of directors has made such a statement.

Are there any conflicts of interest in the offer?

—	Yes. As we beneficially own approximately 42.9% of the issued and outstanding Fundtech shares, we have significant influence over the election of directors of Fundtech and other matters submitted to Fundtech’s shareholders for a vote.

See “Background to the Offer – Purpose of the Offer; Reasons for the Offer,” “Background to the Offer – Interest of Persons in the Offer,” “Background to the Offer – Beneficial Ownership of Shares” and Schedule I to this offer to purchase.

What are the tax consequences of the offer?

—	The receipt of cash for Fundtech shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.

—	The receipt of cash for Fundtech shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

—	The receipt of cash for Fundtech shares accepted for payment by us from tendering shareholders is generally subject to the withholding of Israeli tax at the source, at a rate of 20.0% of the shareholder’s gain on such sale. We have obtained an approval from the Israeli Tax Authority with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of Fundtech shares in the offer. The approval provides, among other things, that (1) tendering shareholders who certify that they are non-Israeli residents (and, in the case of a corporation, that no Israeli residents (x) hold 25.0% or more of the means to control such corporation or (y) are the beneficiaries of, or is entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly) and hold their Fundtech shares directly or through a non-Israeli broker or financial institution, will not be subject to Israeli withholding tax, (2) tendering shareholders who hold their Fundtech shares through an Israeli broker or financial institution will be subject to Israeli withholding tax to the extent required by Israeli law, and (3) tendering shareholders who are not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 13.16% of the gross proceeds payable to them pursuant to the offer.

We recommend that you seek professional advice from your own advisors concerning the tax consequences applicable to your particular situation. See Section 5.

Will the offer result in the delisting of the Fundtech shares?

—	No. We expect that the Fundtech shares will continue to trade on Nasdaq and the TASE following completion of the offer. See Section 7.

With whom may I talk if I have questions about the offer?

—	You can call MacKenzie Partners, Inc., our Information Agent in the United States, at +1-212-929-5500 or +1-800-322-2885, or our legal counsel in Israel, Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., at +972-3-608-9372, during their respective normal business hours. See the back cover of this offer to purchase.

v

INTRODUCTION

        We, Clal Industries and Investments Ltd., hereby offer to purchase up to 2,338,686 ordinary shares, par value NIS 0.01 per share, of Fundtech Ltd., or Fundtech shares, at a price of $12.50 per share, net to you (subject to withholding taxes, as applicable), in cash, without interest. The offer is subject to the terms and conditions set forth in this offer to purchase, the Letter of Transmittal and the other related documents delivered to you.

        Fundtech shares are listed on the Nasdaq Global Market, or Nasdaq, and on the Tel Aviv Stock Exchange Ltd., or the TASE, in each case under the ticker symbol “FNDT.” As of February 22, 2008, there were 15,591,241 Fundtech shares issued and outstanding. As of the date of this offer to purchase, we beneficially own 6,692,678 Fundtech shares, representing approximately 42.9% of the issued and outstanding Fundtech shares. As a result, if we purchase 2,338,686 Fundtech shares in the offer (the maximum number of Fundtech shares to be purchased in the offer), we would beneficially own 9,031,364 Fundtech shares, representing approximately 57.9% of the issued and outstanding Fundtech shares.

        We are an Israeli holding company that was founded in 1956 and our shares are listed on the TASE under the ticker symbol “CII.” We hold investments in companies that are predominantly located in Israel or that have significant ties or relations to Israel, and mainly conduct business in the fields of cement, textile, advanced technology and high-tech venture funds, biotechnology, communications and commerce. We are a majority owned subsidiary of IDB Development Corporation Ltd., or IDB Development, a holding company incorporated in Israel, whose shares are listed on the TASE under the ticker symbol “IDBD”, which in turn is controlled by IDB Holding Corporation Ltd., or IDB Holding, a holding company incorporated in Israel, whose shares are listed on the TASE under the ticker symbol “IDBH.” Please read Section 9 for additional information concerning us.

        The offer is being conducted simultaneously in the United States and in Israel. The initial period of the offer will be completed at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on April 3, 2008. We refer to this period, as may be extended, as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date. We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. As required by Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us, then if, with respect to each Fundtech share owned by you, (a) you have not yet responded to the offer, (b) you have notified us of your objection to the offer, or (c) you have validly tendered such Fundtech share but have properly withdrawn your tender during the Initial Offer Period, then you will be afforded an additional four calendar-day period, until 10:00 a.m., New York time, or 5:00 p.m., Israel time, on April 7, 2008, during which you may tender each such Fundtech share. We refer to this additional period as the Additional Offer Period and the date of expiration of the Additional Offer Period is referred to as the Final Expiration Date. The Final Expiration Date will change if we decide to extend the Initial Offer Period.

        If you are a record owner of Fundtech shares and tender directly to American Stock Transfer & Trust Company, the U.S. Depositary, or to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary (which we refer to, together with the U.S. Depositary, as the Depositaries), you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the purchase of Fundtech shares in the offer. If you hold your Fundtech shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

        We will pay the fees and expenses of the Depositaries in connection with the offer. The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose Fundtech shares are accepted for payment. We will also pay the fees and expenses of MacKenzie Partners, Inc., our Information Agent, and Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., our Israeli legal counsel, who will both facilitate and answer questions concerning the offer during their respective normal business hours.

        The offer is conditioned on Fundtech shares representing 5.0% of the issued and outstanding shares and voting power of Fundtech on the Initial Completion Date (currently, 779,563 Fundtech shares), being validly tendered and not properly withdrawn, and we may terminate the offer if the total number of Fundtech shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date is less than 5.0% of the issued and outstanding shares and voting power of Fundtech on the Initial Completion Date. Certain other conditions to the consummation of the offer are described in Section 11. We reserve the right (subject to applicable law and the rules of the United States Securities and Exchange Commission, or the SEC) to amend or, other than the conditions set forth in clause (a) and clause (c) of Section 11, waive any one or more of the terms of, and conditions to, the offer. However, if any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing any Fundtech shares tendered in the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Fundtech. See Section 1, Section 10 and Section 11.

        Under applicable U.S. law, no later than ten U.S. business days from the date of this offer to purchase, Fundtech is required to publish, send or give to you a statement disclosing that it either recommends acceptance or rejection of the offer, expresses no opinion and remains neutral toward the offer, or is unable to take a position with respect to the offer. Under Israeli law, Fundtech’s board of directors is required, no later than five Israeli business days prior to the Initial Completion Date, to express its opinion to the shareholders on the advisability of the offer. Fundtech’s board of directors may refrain from expressing an opinion if it cannot do so, as long as it gives the reasons for not providing an opinion. As of the date of this offer to purchase, neither Fundtech nor its board of directors has made such a statement.

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you contain important information which should be read carefully before any decision is made with respect to the offer.

FORWARD-LOOKING STATEMENTS

        This offer to purchase, the Letter of Transmittal and the other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements” that are not purely historical regarding our intentions, hopes, beliefs, expectations and strategies for the future, including, without limitation:

—	any statements of the plans, objectives or expectations regarding the future operations or status of us or Fundtech;

—	any anticipated trends;

—	any statements regarding future economic conditions or performance; and

—	any statement of assumptions underlying any of the foregoing.

        Forward-looking statements that are based on various assumptions (some of which are beyond our control) may be identified by the use of forward-looking terminology, such as “may,” “can be,” “will,” “expects,” “anticipates,” “intends,” “believes,” “projects,” “potential,” “are optimistic,” “view” and similar words and phrases. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to:

—	changes in domestic and foreign economic and market conditions;

—	uncertainty as to the completion of the offer; and

—	the risk factors detailed in Fundtech’s most recent annual report on Form 20-F and its other filings with the SEC.

        See Section 9 of this offer to purchase for a discussion of certain information relating to us. Except as may be required by law, we do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such forward-looking statements.

        You should assume that the information appearing in this offer to purchase is accurate as of the date on the front cover of this offer to purchase only.

BACKGROUND TO THE OFFER

Background

        We originally made an investment in Fundtech in May 1998 through six privately negotiated transactions. Following these purchases, we beneficially owned approximately 1.3 million shares, representing approximately 12.8% of the outstanding Fundtech shares at that time. Between June 1998 and November 2007, we periodically increased our holding in Fundtech by way of executing private transactions and open market purchases. In addition, in December 1998, we purchased 993,500 Fundtech shares from our affiliate Clal Technologies Ltd., or Clal Technologies (representing all of the Fundtech shares then held by Clal Technologies), and, in April 1999, we acquired an additional 340,000 Fundtech shares as part of a secondary public offering of Fundtech shares on Nasdaq in which Fundtech sold an aggregate of 2,900,000 Fundtech shares. We have not engaged in any additional transactions in Fundtech shares since November 2007, and, as of the date of this offer to purchase, we beneficially own 6,692,678 Fundtech shares, representing approximately 42.9% of the issued and outstanding Fundtech shares.

        In December 2005, Fundtech entered into discussions with a potential acquirer, not affiliated with us, that approached Fundtech on an unsolicited basis. Fundtech entered into a non-binding letter of intent with the potential acquirer reflecting a preliminarily price of $13.50 per Fundtech share.  Fundtech communicated the existence of the preliminary offer to us.  The discussions continued until April 2006, when the letter of intent was terminated. In February 2007, Fundtech entered into discussions with another potential acquirer, not affiliated with us, that approached Fundtech on an unsolicited basis. Fundtech entered into a non-binding letter of intent with the potential acquirer reflecting a preliminary price of $17.00 per Fundtech share.  Fundtech communicated the existence of the preliminary offer to us. The discussions continued until May 2007, when the letter of intent was terminated.

        In the ordinary course of our business, we from time to time review the performance of our investments and consider possible strategies for enhancing value. As part of our ongoing review of our investment in Fundtech, we explore, from time to time, the possibilities of acquiring additional, or disposing of, Fundtech shares.

        In early January 2008, our management began considering the possibility of purchasing additional Fundtech shares to increase our holding in Fundtech by approximately 5.0% to 15.0% of the issued and outstanding Fundtech shares. In connection therewith, we conducted an analysis of the legal requirements relating to a tender offer for the purchase of Fundtech shares from Fundtech’s shareholders, including the feasibility of conducting a simultaneous tender offer in the U.S. and Israel. The analysis was made with the assistance of Israeli and U.S. legal counsel.

        Under Israeli law, a purchase of the shares of a public company may not be made other than by way of a “special tender offer” meeting certain requirements, if, among other things, as a result of the purchase, the purchaser would own more than 45.0% of the aggregate voting power of the company and no other person owns at least 45.0% of the voting power. For purposes of making the calculation of our holdings toward the 45.0% ownership threshold, we are required by the Israeli Companies Law to include shares held by us and our affiliates. Accordingly, since we beneficially own approximately 42.9% of the issued and outstanding Fundtech shares (as well as of the voting power), or 43.6%, when taken together with the Fundtech shares beneficially owned by our parent, IDB Development, in order for us to purchase additional Fundtech shares that would increase our voting power of Fundtech to more than 45.0%, we are required to conduct the offer as a “special tender offer” meeting the requirements of Israeli law. In addition, under Israeli law, in a special tender offer, we must purchase Fundtech shares representing no less than 5.0% of the voting power of Fundtech.

        In addition, under Israeli law, once a shareholder (together with its affiliates) owns in excess of 45.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely through a tender offer, unless as a result of the purchase the shareholder (together with its affiliates) would own in excess of 90.0% of the issued and outstanding shares of the company. Accordingly, we preliminarily decided to set the minimum condition of the offer such that we would comply with the provisions of Israeli law and own (together with our affiliates) in the aggregate over 45.0% of the voting power of Fundtech following the consummation of the offer.

        In mid-January 2008, Mr. Avi Fischer, our co-Chief Executive Officer and a member of our board of directors, contacted Mr. Reuven Ben Menachem, the Chief Executive Officer of Fundtech and a member of its board of directors, to inform him that we were preliminarily considering the commencement of a tender offer for Fundtech shares, in order to increase our holdings to more than 45.0% of Fundtech outstanding shares.

        Beginning in January 2008 through the date of this offer to purchase, we continued with preparations in order to enable us to commence the offer. In addition, we, with the assistance of Israeli and U.S. legal counsel, applied to the SEC and the ISA for relief from certain provisions of the U.S. and Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel. We also requested from the Israeli Tax Authority, or the ITA, an approval with respect to the Israeli withholding tax rates applicable to the offer.

        On January 31, 2008, we received the approval of the ITA with respect to the Israeli withholding tax rates applicable to the offer.

        On March 2, 2008, we filed an application with respect to the offer with the Israeli Restrictive Trade Commissioner, to which we also refer in this offer to purchase as the Israeli Antitrust Authority. On March 4, 2008, we received the approval of the Israeli Antitrust Authority. See Section 12.

        On March 3, 2008, we received the exemptive and no-action relief that we requested from the SEC.

        On March 3, 2008, we convened a meeting of our board of directors. At this meeting, our board of directors resolved to authorize our management to commence a tender offer to purchase approximately 5.0% to 15.0% of the issued and outstanding Fundtech shares and appointed a special committee, consisting of members of our board of directors, empowered to approve the final terms and timing of the offer.

        On March 4, 2008, we received the exemptive relief that we requested from the ISA.

        On March 4, 2008, the special committee of our board of directors approved the final terms of the offer and resolved to commence the offer. We commenced the offer on March 5, 2008.

Purpose of the Offer; Reasons for the Offer

        The purpose of the offer is for Clal to increase its beneficial ownership of the issued and outstanding Fundtech shares from its current level of approximately 42.9% up to approximately 57.9%. This is because we believe in the long-term value of Fundtech. According to Israeli law, we are not permitted to acquire additional Fundtech shares if such acquisition would result in our (together with our affiliates) percentage ownership of the voting power of Fundtech exceeding 45.0%, other than by means of a tender offer.

        As a result of our current percentage ownership of Fundtech shares, we exert significant influence over the election of directors and all other resolutions (including those that relate to approval or rejection of any merger or sale of Fundtech) submitted to Fundtech’s shareholders. Following consummation of the offer, we will beneficially own approximately 57.9% of the issued and outstanding Fundtech shares (if we purchase 2,338,686 Fundtech shares, the maximum number of Fundtech shares sought to be purchased in the offer) and will have sufficient voting power to guarantee a majority vote for the election of all of Fundtech’s directors (subject to the provisions of the Israeli Companies Law with regard to external directors) and all other resolutions submitted to Fundtech’s shareholders which require a majority vote, such as a merger, consolidation or other similar change of control transaction involving Fundtech. However, under Israeli law, transactions between us and Fundtech, and transactions of Fundtech in which we have an interest (other than solely through our ownership of Fundtech shares), which are material, or not in the ordinary course of business or not on market terms, require the approval of Fundtech’s shareholders by a special majority. Specifically, in addition to approval by Fundtech’s audit committee and board of directors, in that order, such transactions require approval by at least one-third of the disinterested shareholders voting on the matter, or that the disinterested shareholders who voted against it do not constitute more than 1.0% of the issued and outstanding Fundtech shares.

Plans for Fundtech after the Offer; Certain Effects of the Offer

        Except as otherwise described below or elsewhere in this offer to purchase, we and our directors and officers and, to our knowledge after due inquiry of the relevant person or entity, the other persons and entities set forth on Schedule I, have no current plans, proposals or negotiations that relate to or would result in the following:

—	an extraordinary corporate transaction, merger, reorganization or liquidation involving Fundtech or any of its subsidiaries;

—	a purchase, sale or transfer of a material amount of the assets of Fundtech or any of its subsidiaries;

—	any material change in the present dividend rate or policy or indebtedness or capitalization of Fundtech;

—	any change in the present board of directors and management of Fundtech (including any plan or proposal to change the number or term of directors or to fill any existing vacancy on the board or to change any material term of the employment contract of any executive officer);

—	any other material change in Fundtech's corporate structure or business;

—	a delisting of the Fundtech shares; or

—	the Fundtech shares becoming eligible for termination of registration under Section 12(g)(4) of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act.

        While we have not formulated a specific plan or proposal to change the present board of directors of Fundtech, we may request that Fundtech add one or more of our representatives and/or executive officers to the board of directors of Fundtech.

        We currently account for our investment in Fundtech pursuant to the equity method. If, following consummation of the offer, our beneficial ownership of Fundtech shares exceeds 50%, we will be required to consolidate the results from Fundtech with ours.

        We expect that from time to time there may be significant developments or transactions involving our portfolio companies (including Fundtech and its subsidiaries) or their securities, or offers, proposals or discussions related thereto, which may involve acquisitions or sales by us of our holdings in such entities (including Fundtech and its subsidiaries) or acquisitions or sales of securities, assets or business operations by such entities.

        We intend to review on a continuing basis our investment in Fundtech shares and take such actions with respect to our investment as we deem appropriate in light of the circumstances existing from time to time. Such actions could include, among other things, additional purchases of Fundtech shares pursuant to one or more open-market purchase programs, through private transactions or through tender offers or otherwise, subject to applicable U.S. and Israeli law and discussing with Fundtech management or other significant shareholders matters related to Fundtech. Future purchases may be on the same terms or on terms that are more or less favorable to Fundtech’s shareholders than the terms of the offer. Any possible future purchases will depend on many factors, including the results of the offer, the market price of Fundtech shares, our business and financial position, and general economic and market conditions. In addition, following the consummation of the offer, we may also determine to dispose of our Fundtech shares, in whole or in part, at any time and from time to time, subject to applicable laws. Any such decision would be based on our assessment of a number of different factors, including, without limitation, the business, prospects and affairs of Fundtech, the market for the Fundtech shares, the condition of the securities markets, general economic, and industry conditions and other opportunities available to us.

        Under Israeli law, if a shareholder (together with its affiliates) owns in excess of 45.0% of the voting power of a company, such shareholder may purchase shares in the open market or through private transactions, and not solely by means of a tender offer, unless as a result of the purchase the shareholder (together with its affiliates) would own in excess of 90.0% of the issued and outstanding shares of the company. Accordingly, following the consummation of the offer, we may purchase Fundtech shares in the open market or through private transactions, and not solely by means of a tender offer, as long as our (together with our affiliates) aggregate percentage ownership of issued and outstanding Fundtech shares does not reach 90.0%.

        However, under Israeli law, we, our controlling shareholders and any corporation under our or their control, are prohibited from conducting an additional tender offer for Fundtech shares and from merging with Fundtech within 12 months from the date of this offer to purchase.

        Past and future transactions and the offer may limit Fundtech’s ability to use Fundtech Corporation’s U.S. federal income net operating loss carry forwards. The Annual Report on Form 20-F of Fundtech for the year ended December 31, 2006, or the 2006 Form 20-F, states that as of December 31, 2006, Fundtech Corporation, a wholly owned subsidiary of Fundtech, had U.S. federal income tax net operating loss carry forwards of approximately $44 million, which begin to expire in the year 2010. Subject to certain limitations, net operating loss carry forwards may be used to offset future taxable income and thereby reduce U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, referred to as the Code, imposes an annual limitation on the ability of a corporation that undergoes an “ownership change” to use its net operating loss carry forwards to reduce its tax liability. Fundtech Corporation may have experienced “ownership changes” as defined in Section 382 of the Code in the past and it is possible that it will experience “ownership changes” in the future because of changes in Fundtech’s stock ownership, including as a result of consummation of the offer. Accordingly, Fundtech Corporation’s use of its net operating loss carry forwards and credit carry forwards may be limited by the annual limitation described in Section 382 of the Code. Any limitation on the use of Fundtech Corporation’s net operating loss carry forwards could increase its U.S. federal income tax liability.

Rights of Shareholders Who Do Not Accept the Offer

        You will have no appraisal or similar rights with respect to the offer. Under Section 331 of the Israeli Companies Law, you may respond to the offer by accepting the offer or notifying us of your objection to the offer. Alternatively, you may simply not respond to the offer and not tender your Fundtech shares. It is a condition to the offer that, at the completion of the Initial Offer Period, the aggregate number of Fundtech shares validly tendered in the offer and not properly withdrawn is greater than the aggregate number of Fundtech shares represented by Notices of Objection. As required by Section 331(c) of the Israeli Companies Law, in making this calculation, we exclude Fundtech shares held by us or our affiliates. Such affiliates include IDB Development, as appears in the table under the caption “Beneficial Ownership of Shares – Our Equity Interest in Fundtech.”

        An excerpt of Section 331 of the Israeli Companies Law is attached as Annex A.

        Please see Section 3 for instructions on how to notify us of your objection to the offer.

Interest of Persons in the Offer

        As a result of our current beneficial ownership of approximately 42.9% of the issued and outstanding Fundtech shares and our significant influence over the election of Fundtech’s directors, we may be deemed to exert substantial influence over Fundtech. See also under “Background to the Offer – Plans for Fundtech after the Offer; Certain Effects of the Offer.”

        Mr. Gil Weiser, a member of the board of directors of Fundtech, has served as the Chief Executive Officer of Orsus Solutions Ltd., an Israeli company engaged in the field of situation management, since August 2006. We, Koor Industries Ltd., an affiliate of IDB Development, and Infinity, a venture capital fund affiliated with us, currently hold approximately 16.1%, 6.9% and 3.2% interests in Orsus, respectively. Accordingly, he may be deemed to have an interest in the offer.

        Clal Insurance Enterprises Holdings Ltd., or Clal Insurance, a majority owned subsidiary of IDB Development, beneficially owns Fundtech shares. See below under the caption “Beneficial Ownership of Shares.” In addition, Clal Finance Batucha Investment Management Ltd., the Israeli Depositary, is a majority owned subsidiary of Clal Insurance.

Related Party Transactions

        Neither we and our directors and officers nor, to our knowledge after due inquiry of the relevant person or entity, any of the other persons and entities listed on Schedule I, have had any transaction during the past two years with Fundtech or any of its executive officers, directors or affiliates that is required to be described in this offer to purchase under applicable law. Except as set forth in this offer to purchase and Schedule I, there have been no negotiations, transactions or material contacts during the past two years between us, any of our subsidiaries, officers or directors, or to our knowledge after due inquiry of the relevant person or entity, any of the other persons or entities listed in Schedule I, on the one hand, and Fundtech and its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer, exchange offer or other acquisitions of Fundtech’s securities, an election of Fundtech’s directors or a sale or other transfer of a material amount of assets of Fundtech.

Beneficial Ownership of Shares

        Our Equity Interest in Fundtech. The 2,338,686 Fundtech shares we are offering to purchase in the offer represent approximately 15.0% of the 15,591,241 Fundtech shares issued and outstanding as of February 22, 2008.

        The following table identifies the aggregate number and percentage (on an issued and outstanding basis) of the Fundtech shares beneficially owned, as of the date of this offer to purchase, by (1) us and (2) certain individuals or entities that are either (A) listed on Schedule I and known by us to be the beneficial owners of Fundtech shares or options, or (B) otherwise associated with us and known by us to be the beneficial owners of Fundtech shares or options:

Name and Address	Number of Shares Beneficially Owned*	Percent of Shares (Issued and Outstanding)**
Clal (1)	6,692,678	42.93%
IDB Development (1)	6,791,176 (2)	43.56%

*	None of the listed shareholders beneficially owns Fundtech shares as a result of a right to acquire beneficial ownership of Fundtech shares within 60 days of the date of this offer to purchase.

**	Based on 15,591,241 issued and outstanding Fundtech shares as of February 22, 2008.

(1)	Clal is controlled by IDB Development, which in turn is controlled by IDB Holding. IDB Holding is controlled by a group comprised of Ganden Holdings Ltd., or Ganden, Manor Holdings B.A. Ltd., or Manor, and Avraham Livnat Ltd., or Livnat, all of which are private Israeli companies. Ganden, Manor and Livnat are controlled by Nochi Dankner and his sister Shelly Bergman, Ruth Manor and Avraham Livnat, respectively. Based on the foregoing, IDB Development (by reason of its control of Clal), IDB Holding (by reason of its control of IDB Development), Ganden, Manor and Livnat (by reason of their control of IDB Holding) and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively), or, collectively, the Controlling Persons, may be deemed to share with Clal the power to vote and dispose of Fundtech shares beneficially owned by Clal amounting to approximately 42.9% of Fundtech shares. Each of the Controlling Persons disclaims beneficial ownership of the Fundtech shares held by Clal. See Schedule I for additional details.

(2)	Includes 6,692,678 Fundtech shares held by Clal and 98,498 Fundtech shares beneficially held by subsidiaries of Clal Insurance, a subsidiary of IDB Development, for its own account. IDB Development as well as the individuals and entities named in Schedule I disclaim beneficial ownership of the 6,692,678 Fundtech shares held by Clal and the 98,498 Fundtech shares held by subsidiaries of Clal Insurance. The principal activity of Clal Insurance is the provision, through its subsidiaries, of financial and insurance services, including life, general, health, financial, credit and surety bond insurance. Does not include (i) 208,095 Fundtech shares held for members of the public through, among others, provident funds, mutual funds, pension funds, exchange traded funds and insurance policies, which are managed by subsidiaries of Clal Insurance, and (ii) 400 Fundtech shares held for members of the public through mutual funds which are managed by a company controlled by Epsilon Investment House Ltd., an indirect subsidiary of IDB Development (collectively referred to as the Clal Insurance and Epsilon Public Shares). Clal Insurance’s address is 48 Menachem Begin Road, Tel Aviv 66184, Israel. IDB Development as well as the individuals and entities named in Schedule I disclaim beneficial ownership of the Clal Insurance and Epsilon Public Shares. As described under the caption “Background to the Offer – Interests of Persons in the Offer,” Clal Finance Batucha Investment Management, Ltd., the Israeli Depositary, is a majority owned subsidiary of Clal Insurance.

        Neither we and our officers and directors nor, to our knowledge after due inquiry of the relevant person or entity, any of the other persons and entities listed on Schedule I, or any associate or majority owned subsidiary of ours, has effected any transaction in the Fundtech shares during the past 60 days, except for transactions in the open market made in the ordinary course of business by provident funds, mutual funds, pension funds, insurance companies and/or similar financial bodies, which are managed by companies controlled by Clal Insurance.

        Clal’s Shareholders. The following table sets forth the aggregate number and percentage (on an outstanding and fully diluted basis) of the ordinary shares, par value NIS 1.00 per share, of Clal beneficially owned, as of the date of this offer to purchase, by certain individuals or entities who are known by us to be either (1) the beneficial owners of 5.0% or more of Clal’s shares or (2) the beneficial owners of Clal’s shares or options that are deemed to be “interested parties” of ours (as such term is defined under the Israeli Securities Law):

Name	Number of Shares Beneficially Owned*	Percent of Shares (Outstanding and Fully Diluted) **
IDB Development Corporation Ltd. (1)	95,300,218	60.52%
Clal Insurance Enterprises Holdings Ltd. (2)	9,868,359	6.26%
Epsilon Mutual Funds Management (1991) Ltd. (3)	431,364	0.27%

*	The number of shares owned by a shareholder or a group includes shares, if any, that such shareholder or group has the right to receive upon the exercise of options which are exercisable within 60 days of the date of this offer to purchase.

**	Based on 157,469,762 issued and outstanding shares as of the date of this offer to purchase.

(1)	IDB Development is controlled by IDB Holding. IDB Holding is controlled by a group comprised of Ganden, Manor and Livnat. Ganden, Manor and Livnat are controlled by Nochi Dankner and his sister Shelly Bergman, Ruth Manor and Avraham Livnat, respectively. Based on the foregoing, IDB Holding (by reason of its control of IDB Development), Ganden, Manor and Livnat (by reason of their control of IDB Holding) and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with IDB Development the power to vote and dispose of Clal’s shares owned by IDB Development. See Schedule I for additional details.

(2)	The number of shares is based on the most recently available report. Clal Insurance’s principal activity is the provision, through its subsidiaries, of financial and insurance services, including life, general, health, financial, credit and surety bond insurance. Clal Insurance is a majority owned subsidiary of IDB Development. To our knowledge, this number of shares includes 9,117,760 Clal shares held for members of the public through, among others, provident funds, mutual funds, pension funds and insurance policies, which are managed by subsidiaries of Clal Insurance.

(3)	Epsilon Mutual Funds Management (1991) Ltd. is a manager of mutual funds and a wholly owned subsidiary of Epsilon Investment House Ltd., an indirect subsidiary of IDB Development.

THE TENDER OFFER

        YOU SHOULD READ THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER RELATED DOCUMENTS DELIVERED TO YOU CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

1.	TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

        The offer is being made to all of Fundtech’s shareholders. Upon the terms of, and subject to the conditions to, the offer (including any terms of, and conditions to, any extension or amendment), subject to proration, we will accept for payment and pay for Fundtech shares, that are validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on April 3, 2008, unless and until we extend the period of time during which the initial period of the offer is open. We refer to this period, as may be extended (as described below), as the Initial Offer Period, and the date of completion of the Initial Offer Period is referred to as the Initial Completion Date.

        We will publicly announce in accordance with applicable law, and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether or not the conditions to the offer have been satisfied or, subject to applicable law, waived by us. Under Israeli law, if the conditions to the offer have been satisfied or, subject to applicable law, waived by us, then the shareholders who have, with respect to each Fundetch share owned by them,

„	not responded to the offer,

„	notified us of their objection to the offer, or

„	validly tendered such Fundtech share but have properly withdrawn their tender during the Initial Offer Period,

will be entitled to tender each such Fundtech share during an additional four calendar-day period commencing at the completion of the Initial Offer Period. We refer to this period as the Additional Offer Period and to the expiration of such period as the Final Expiration Date. Shares tendered during the Initial Offer Period may be withdrawn at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period. In this respect, we recommend that you read Section 4 and Section 11 of this offer to purchase.

        Subject to proration, we will also accept for payment and pay for all Fundtech shares validly tendered and not properly withdrawn in accordance with Section 4 prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date. We expect to make such payment, including in the event that proration of tendered Fundtech shares is required, within four U.S. business days following the Final Expiration Date.

        No fractional Fundtech shares will be purchased by us in the offer.

        Conditions to the offer include, among other things, that:

—	prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there shall have been validly tendered and not properly withdrawn Fundtech shares representing 5.0% of the issued and outstanding shares and voting power of Fundtech on the Initial Completion Date (currently, 779,563 Fundtech shares), such that following the consummation of the offer, we will beneficially own no less than 47.9% of the issued and outstanding Fundtech shares; and

—	as required by Israeli law, at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, the aggregate number of Fundtech shares validly tendered in the offer and not properly withdrawn (excluding the Fundtech shares held by us or our affiliates) is greater than the aggregate number of Fundtech shares represented by Notices of Objection to the offer.

        The offer is also subject to certain other conditions set forth in Section 11. If any of these conditions are not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any Fundtech shares tendered in the offer. The offer is not conditioned on the availability of financing or the approval of the board of directors of Fundtech. See Section 11, which sets forth in full the conditions to the offer and specifies those conditions to the offer that are waiveable by us.

        If more than 2,338,686 Fundtech shares are validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, we will purchase 2,338,686 Fundtech shares on a pro rata basis from all tendering shareholders who have validly tendered their shares in the Initial Offer Period and the Additional Offer Period and have not properly withdrawn their shares before the completion of the Initial Offer Period. The number of Fundtech shares that we will purchase from each tendering shareholder will be based on the total number of Fundtech shares validly tendered by all shareholders prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn before the completion of the Initial Offering Period. The proration factor, if any, will be calculated by dividing (x) 2,338,686 Fundtech shares, the maximum number of Fundtech shares that we are offering to purchase, by (y) the aggregate number of Fundtech shares validly tendered in the offer and not properly withdrawn in the U.S. and Israel.

        We will publicly announce in accordance with applicable law and in any event issue a press release by 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the U.S. business day following the Initial Completion Date, stating whether the conditions to the offer have been satisfied or, subject to applicable law, waived by us. Promptly following the Final Expiration Date, we will announce the results of the offer and the proration factor, if any. If we are unable to promptly determine the proration factor, we will announce the preliminary results. We will pay for all Fundtech shares accepted for payment pursuant to the offer promptly following the calculation of the proration factor. We expect to make such payment within four U.S. business days following the Final Expiration Date.

        Under Israeli law, once we announce following the completion of the Initial Offer Period that the offer has been accepted, or, in other words, that all the conditions to the offer have been satisfied or, subject to applicable law, waived by us, no further conditions to the offer would apply and we will become irrevocably bound to purchase the Fundtech shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date (subject to proration, if any).

        Subject to applicable laws and regulations, if any condition has not been satisfied as of the Initial Completion Date, we may decide to:

—	extend the Initial Offer Period (except that, pursuant to the Israeli Securities Law, we must generally provide notice to that effect at least one Israeli business day prior to the Initial Completion Date) and, subject to applicable withdrawal rights until the Initial Completion Date, retain all tendered Fundtech shares until the Final Expiration Date;

—	if only the condition set forth in clause (b) of Section 11 below has not been satisfied, waive such condition(s) and, subject to proration, accept for payment and promptly pay for all Fundtech shares validly tendered and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date; or

—	terminate the offer and not accept for payment or pay for any Fundtech shares and promptly return all tendered Fundtech shares to tendering shareholders.

        Under Israeli law, however, the offer may not remain open for more than 60 days following the date of this offer to purchase, except that if a third party commences a tender offer for Fundtech shares during the Initial Offer Period, we will be permitted to extend the Initial Offer Period so that the Initial Completion Date will correspond with the expiration date of the third party’s tender offer. We will not, however, provide for a subsequent offering period as permitted pursuant to Rule 14d-11 under the Exchange Act.

        In the event that we extend the Initial Offer Period, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the Initial Completion Date. Accordingly, we will also:

—	file an immediate report with the ISA no later than one Israeli business day prior to the Initial Completion Date, and, within one Israeli business day thereafter (or within two business days, in the event our decision to extend the Initial Offer Period was made toward the late evening hours, Israel time, on one Israeli business day prior to the Initial Completion Date), publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew; and

—	issue a press release announcing a new Initial Completion Date no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the Initial Offer Period.

        Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 14d-4(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Fundtech shares in a manner reasonably designed to inform such holders of such changes), we currently intend to make announcements regarding the offer by distributing a press release to “PR Newswire” and publishing the aforesaid notices in the Israeli newspapers “Maariv” and “Haaretz.”

        Under Israeli law, however, we will not be permitted to extend the Initial Offer Period, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the Fundtech shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

        If we make a material change in the terms of the offer (as may be permitted under applicable law) or in the information concerning the offer, or if we waive a material condition to the offer (if permitted pursuant to the Exchange Act, the rules of the SEC and the Israeli Securities Law), we will extend the Initial Offer Period to the extent required by the Exchange Act, the rules of the SEC and the Israeli Securities Law. If, before the Final Expiration Date, we decide to increase the consideration being offered, such increase will be applicable to all shareholders whose Fundtech shares are accepted for payment pursuant to the offer. If, at the time that the notice of any increase in the offered consideration is first published, sent or given, the Initial Offer Period is scheduled to be completed at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, the Initial Offer Period will be extended until the expiration of at least ten business days after that notice. For purposes of this paragraph, a “business day” shall mean a business day as defined in Rule 14d-1(g)(3) under the Exchange Act.

        Fundtech has made its shareholders list and security position listings available to us for the purpose of disseminating the offer to Fundtech’s shareholders. This offer to purchase, the Letter of Transmittal and the other related documents to be furnished will be mailed to the record holders of Fundtech shares whose names appear as of the date of this offer to purchase on Fundtech’s shareholder list. They will also be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear as of the date of this offer to purchase on the shareholder list or, if applicable, who are listed as of the date of this offer to purchase as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Fundtech shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT.

        General. According to Israeli law, to secure the payment for the Fundtech shares tendered in the offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the Fundtech shares tendered and accepted by us for payment pursuant to the offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Fundtech shares that we are offering to purchase in the offer.

        Promptly following the Final Expiration Date and upon the terms of, and subject to the conditions to, the offer (including, if the Initial Offer Period is extended or the offer is otherwise amended, the terms of, and conditions to, any such extension or amendment), subject to proration, we will accept for payment and, subject to any applicable withholding tax duties, pay, from the funds deposited into escrow, for all Fundtech shares validly tendered prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date and not properly withdrawn in accordance with Section 4. We expect to make such payment, including in the event that proration of tendered Fundtech shares is required, within four U.S. business days following the Final Expiration Date. Please see Section 1.

        In all cases, we will pay for Fundtech shares validly tendered and accepted for payment pursuant to the offer only after timely receipt by the Depositaries of the required documents to substantiate a valid tender, as set forth in Section 3.

        For purposes of the offer, we will be deemed to have purchased Fundtech shares that have been validly tendered and not properly withdrawn if and when we give oral or written notice to the Depositaries of our acceptance for payment of Fundtech shares pursuant to the offer. Upon the terms of, and subject to the conditions to, the offer, payment for the Fundtech shares will be made by the Depositaries.

        Under no circumstances will interest be paid on the purchase price to be paid, regardless of any extension of the offer or any delay in making payment.

        If, pursuant to the terms of, and conditions to, the offer, we do not accept tendered Fundtech shares for payment for any reason or if certificates are submitted representing more Fundtech shares than are tendered (including by reason of proration), certificates evidencing unpurchased Fundtech shares will be returned to the tendering shareholder (or, in the case of Fundtech shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3, the Fundtech shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the offer.

        If, prior to the Final Expiration Date, we increase the consideration per share offered to the shareholders pursuant to the offer, the increased consideration per share will be paid to all holders of Fundtech shares that are purchased pursuant to the offer, whether or not such Fundtech shares were tendered prior to the increase in consideration.

        Form of Payment. All shareholders tendering their Fundtech shares to either the U.S. Depositary or the Israeli Depositary will be paid solely in U.S. dollars.

        Withholding Tax. Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold, at applicable rates (currently 28.0%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for Fundtech shares tendered in the offer to the U.S. Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding, must properly complete the Substitute Form W-9 included in the Letter of Transmittal. See Section 5.

        Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at a rate of 20.0% of the shareholder’s gain on such sale. However, based on an approval that we received from the ITA, tendering shareholders who:

        (1) certify that they are non-Israeli residents (and, in the case of a corporation, that no Israeli resident(s) (x) holds 25.0% or more of the means of control such corporation or (y) is the beneficiary of, or is entitled to, 25.0% or more of the revenues or profits of such corporation, whether directly or indirectly) and hold their Fundtech shares directly or through a non-Israeli broker or financial institution will not be subject to Israeli withholding tax;

        (2) hold their Fundtech shares through an Israeli broker or financial institution will be subject to Israeli withholding tax to the extent required required by Israeli law, and

        (3) are not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at 13.16% of the gross proceeds payable to them pursuant to the offer.

        See Section 5 and the Letter of Transmittal for instructions on how to prevent us from withholding Israeli income tax from the gross proceeds payable to you (if any) pursuant to the offer.

3.	PROCEDURES FOR TENDERING SHARES OR NOTIFYING US OF YOUR OBJECTION TO THE OFFER.

Overview

        This Section 3 is divided into two parts. Holders of Fundtech shares who wish to tender their Fundtech shares or object to the offer, and

—	hold their Fundtech shares through a TASE member, or Unlisted Holders, or who are named as holders of Fundtech shares in the Register of Shareholders of Fundtech in Israel, or Listed Holders, should tender their Fundtech shares to, or object to the offer through, the Israeli Depositary pursuant to the instructions described under the caption “Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary” below, or

—	all other holders of Fundtech shares should tender their Fundtech shares to, or object to the offer through, the U.S. Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, our U.S. Depositary” below.

You may only tender your Fundtech shares or object to the offer by following the procedures described in this Section 3. You may not tender your Fundtech shares using a guaranteed delivery procedure.

Tenders to American Stock Transfer & Trust Company, our U.S. Depositary

        Eligibility; Who May Tender to, or Object to the Offer through, the U.S. Depositary. Shareholders who are not Unlisted Holders or Listed Holders, should tender their Fundtech shares to, or object to the offer through, the U.S. Depositary.

        Valid Tender. In order for you to validly tender Fundtech shares pursuant to the offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. In addition, certificates evidencing tendered Fundtech shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an agent’s message if you did not deliver a Letter of Transmittal), in each case prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable.

        The term “agent’s message” means a message, transmitted by the Depository Trust Company, or DTC, to, and received by, the U.S. Depositary and forming part of the Book-Entry Confirmation that states that DTC has received an express acknowledgement from the participant in DTC tendering the Fundtech shares that are the subject of the Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce that agreement against that participant.

        If certificates evidencing tendered Fundtech shares are forwarded to the U.S. Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Fundtech shares will be purchased.

        The method of delivery of share certificates and all other required documents, including through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the U.S. Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer. The U.S. Depositary will establish an account with respect to the Fundtech shares at DTC for purposes of the offer within two U.S. business days after the date of this offer to purchase. Any financial institution that is a participant in the system of DTC may make book-entry delivery of Fundtech shares by causing DTC to transfer such Fundtech shares into the U.S. Depositary’s account at DTC in accordance with DTC’s procedures. However, although delivery of Fundtech shares may be effected through book-entry transfer into the U.S. Depositary’s account at DTC, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the U.S. Depositary at its address set forth on the back cover of this offer to purchase prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date or Final Expiration Date, as applicable. Delivery of the documents to DTC or any other party does not constitute delivery to the U.S. Depositary.

        Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act, except in cases where Fundtech shares are tendered:

—	by a registered holder of Fundtech shares who has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

—	for the account of an eligible guarantor institution.

        If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a share certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the certificate, with the signature(s) on the certificate or stock powers guaranteed by an eligible guarantor institution. See Instruction 1 and Instruction 5 to the Letter of Transmittal.

        Condition to Payment. In all cases, payment for Fundtech shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the U.S. Depositary of the certificate(s) evidencing Fundtech shares, or a timely Book-Entry Confirmation for the delivery of Fundtech shares, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and any other documents required by the Letter of Transmittal.

        The valid tender of Fundtech shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

        Appointment. By executing the Letter of Transmittal as set forth above (including delivery by way of an agent’s message), you irrevocably appoint our designees as your agents, attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Fundtech shares you tendered. These powers of attorney and proxies will be considered coupled with an interest in the tendered Fundtech shares. The appointment will be effective if, as and when, and only to the extent that, we accept your Fundtech shares for payment. Upon our acceptance for payment, all prior powers of attorney, proxies and consents given by you with respect to such Fundtech shares (and any and all Fundtech shares or other securities issued or issuable in respect of your Fundtech shares) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by you (and, if given or executed, will not be deemed effective). Our designees will, with respect to the Fundtech shares for which the appointment is effective, be empowered to exercise all of your voting and other rights as they in their sole discretion may deem proper at any annual or special meeting of Fundtech’s shareholders or any adjournment or postponement of that meeting, by written consent in lieu of any meeting or otherwise. We reserve the right to require that, in order for Fundtech shares to be deemed validly tendered, immediately upon our payment for the Fundtech shares, we must be able to exercise full voting rights with respect to the Fundtech shares at any meeting of Fundtech’s shareholders with a record date subsequent to the consummation of the offer (and at any meeting of Fundtech’s shareholders with a record date prior to the consummation of the offer if such Fundtech shares were held by such tendering shareholder as of such record date).

        Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Fundtech shares, and:

—	you hold such Fundtech shares directly, complete and sign the accompanying Notice of Objection and mail or deliver it to the U.S. Depositary prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date; or

—	you hold such Fundtech shares through a broker, dealer, commercial bank, trust company or other nominee, request such broker, dealer, commercial bank, trust company or other nominee to provide on your behalf the Notice of Objection to the U.S. Depositary prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date.

        We will disregard any Notices of Objection received by the U.S. Depositary after such deadline. In addition, if you submit a Notice of Objection with respect to Fundtech shares and thereafter you deliver a Letter of Transmittal by which you tender those Fundtech shares, we will disregard your Notice of Objection. Similarly, if you submit a Letter of Transmittal by which you tender Fundtech shares, and thereafter you deliver to us a Notice of Objection with respect to those Fundtech shares, we will disregard your Letter of Transmittal. If you submit a Letter of Transmittal and a Notice of Objection concurrently with respect to the same Fundtech shares, we will disregard the Notice of Objection.

        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at its address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person(s) who submitted the Notice of Objection to be withdrawn and the number of Fundtech shares to which the Notice of Objection to be withdrawn relates. Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date by following the procedures described above.

        If, with respect to all or any portion of your Fundtech shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Fundtech shares during the Additional Offer Period. See Section 1 and Section 11.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Fundtech shares or Notice of Objection will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Fundtech shares or Notice of Objection of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of Fundtech shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders of Fundtech shares or Notices of Objection or incur any liability for failure to give any notification. Subject to applicable law, our interpretation of the terms of, and conditions to, the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        If you tender your Fundtech shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

—	you have the full power and authority to tender, sell, assign and transfer the tendered Fundtech shares (and any and all Fundtech shares or other securities issued or issuable in respect of your Fundtech shares); and

—	when we accept your Fundtech shares for payment, we will acquire good and unencumbered title to your Fundtech shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

        Eligibility; Who May Tender to, or Object to the Offer through, the Israeli Depositary. Shareholders who are either Unlisted Holders or Listed Holders should tender their Fundtech shares to, or object to the offer through, the Israeli Depositary. All other shareholders should tender to the U.S. Depositary, as described above.

      Valid Tender.

—	By Unlisted Holders: in order for an Unlisted Holder to validly tender Fundtech shares in the offer to the Israeli Depositary, such Unlisted Holder must notify the Israeli Depositary, via the TASE member with which its securities deposit is managed, of its tender by delivery of an Acceptance Notice of an Unlisted Holder to the TASE member, duly signed by the Unlisted Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Holder must be submitted to a TASE member with which the securities deposit of the Unlisted Holder is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the Initial Offer Period or Additional Offer Period, as applicable. We recommend that you check at what times you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed.

An Unlisted Holder who wishes to submit an Acceptance Notice at any time on the Final Expiration Date must send an Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. We refer to this as the Late Acceptance Notice of an Unlisted Holder. The Late Acceptance Notice of an Unlisted Holder will be valid only if the Unlisted Holder properly completes and submits a copy of such Acceptance Notice to the TASE member with which its securities deposit is managed by the following Israeli business day by 9:30 a.m., Israel time (2:30 a.m., New York time), and provided that such TASE member provides the Israeli Depositary with an additional Acceptance Notice of TASE Member (as described below), by that same day by 11:00 a.m., Israel time (4:00 a.m., New York time).

Each of the TASE members are required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, on the Initial Completion Date and again on the Final Expiration Date, one Acceptance Notice of TASE Member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Holder. In addition, each TASE member is required to deliver to the Israeli Depositary, if applicable, an additional Acceptance Notice of TASE Member, if such TASE member receives, in a timely manner, any Late Acceptance Notices of an Unlisted Holder.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Fundtech shares validly tendered in the offer and accepted by us for payment will be transferred to the Unlisted Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within U.S. four business days following the Final Expiration Date the Unlisted Holder’s bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the offer is not satisfied prior to the Initial Completion Date and not waived by us, or if we withdraw the offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Holders) via the Israeli Depositary.

—	By Listed Holders: in order for a Listed Holder to validly tender Fundtech shares in the offer to the Israeli Depositary, such Listed Holder must deliver, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date or Final Expiration Date, as applicable, (1) a share certificate or share certificates representing its Fundtech shares accompanied by (2) an Acceptance Notice of a Listed Holder duly signed by the Listed Holder or its duly authorized attorney-in-fact. A Listed Holder must deliver the share certificate(s) and the accompanying Acceptance Notice of Listed Holder to the Israeli Depositary at its address set forth on the back cover of this offer to purchase. Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours.

The Israeli Depositary will hold all documents delivered to it by Listed Holders as trustee until the Final Expiration Date.

If the conditions to the offer are satisfied or, subject to applicable law, waived by us, the purchase price for the Fundtech shares validly tendered in the offer and accepted by us for payment will be transferred to a Listed Holder by the Israeli Depositary promptly following the Final Expiration Date, by crediting within four U.S. business days following the Final Expiration Date the Listed Holder’s bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the offer is not satisfied prior to the completion of the Initial Offer Period and not waived by us, or if we withdraw the offer, we will promptly return to the Listed Holders, via the Israeli Depositary, all the Acceptance Notices, share certificates and other documentation attached to the Acceptance Notices delivered by the respective Listed Holders.

The valid tender of Fundtech shares pursuant to the applicable procedure described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the offer.

        Objecting to the Offer. If you want to notify us of your objection to the offer with respect to all or any portion of your Fundtech shares, and:

—	you are an Unlisted Holder with respect to such Fundtech shares, you must notify us, through the TASE member, of your objection to the offer by delivering the Notice of Objection to the TASE member duly signed by you or your duly authorized attorney-in-fact. We refer to this as the Notice of Objection of an Unlisted Holder.

Each of the TASE members is required to deliver to the Israeli Depositary, at its address set forth on the back cover of this offer to purchase, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, one Notice of Objection, referred to as the Notice of Objection of TASE Member, representing all Notices of Objection delivered by each Unlisted Holder to such TASE member; or

—	you are a Listed Holder with respect to such Fundtech shares, you must notify us, through the Israeli Depositary, of your objection to the offer by delivering the Notice of Objection to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, duly signed by you, prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date. Delivery of the documents set forth above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary.

        We will disregard any Notices of Objection (whether Notices of Objection of TASE Members or Notices of Objection of Listed Holders) received by the Israeli Depositary after such deadline. In addition, if you (or the TASE member on your behalf) submit a Notice of Objection with respect to Fundtech shares and thereafter you (or the TASE member on your behalf) deliver an Acceptance Notice by which you tender those Fundtech shares, we will disregard your Notice of Objection. Similarly, if you (or the TASE member on your behalf) submit an Acceptance Notice by which you tender Fundtech shares, and thereafter you (or the TASE member on your behalf) deliver to us a Notice of Objection with respect to those Fundtech shares, we will disregard your Acceptance Notice. If you (or the TASE member on your behalf) submit an Acceptance Notice and a Notice of Objection concurrently with respect to the same Fundtech shares, we will disregard the Notice of Objection.

        Withdrawing your Objection. You may withdraw a previously submitted Notice of Objection at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date, as follows:

—	if you are an Unlisted Holder, you may withdraw your Notice of Objection by delivering to the TASE member to which you delivered your Notice of Objection, a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled” and accompanied by the date and time of delivery of your Notice of Objection to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

—	if you are a Listed Holder, you may withdraw your Notice of Objection by delivering to the Israeli Depositary a copy of the Notice of Objection which was delivered by you, marked “Notice of Objection Cancelled,” accompanied by the date and time of delivery of your Notice of Objection to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary.

        Following the withdrawal of a Notice of Objection, a new Notice of Objection may be submitted at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date by following the procedures described above.

        If, with respect to all or any portion of your Fundtech shares, you object to the offer during the Initial Offer Period and the conditions to the offer have been satisfied or, subject to applicable law, waived by us, you may tender such Fundtech shares during the Additional Offer Period, if applicable. See Section 1 and Section 11.

        Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Fundtech shares or Notice of Objection will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders or Notices of Objection that we determine not to be in proper form or, in the case of tenders, the acceptance for payment of which may be unlawful. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any tender of Fundtech shares or Notice of Objection of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. A tender of Fundtech shares or Notice of Objection will not have been made until all defects and irregularities have been cured or waived. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in tenders or Notices of Objection or incur any liability for failure to give any notification. Subject to applicable law, our interpretation of the terms of, and conditions to, the offer (including the Acceptance Notices and instructions thereto) will be final and binding.

        If you tender your Fundtech shares pursuant to the applicable procedure described above, it will constitute your acceptance of the terms of, and conditions to, the offer, as well as your representation and warranty to us that:

—	you have the full power and authority to tender, sell, assign and transfer the tendered Fundtech shares (and any and all Fundtech shares or other securities issued or issuable in respect of your Fundtech shares); and

—	when we accept your Fundtech shares for payment, we will acquire good and unencumbered title to your Fundtech shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

4.	WITHDRAWAL RIGHTS.

        You may withdraw previously tendered Fundtech shares at any time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, but not during the Additional Offer Period (see Section 1 and Section 11). In addition, under U.S. law, tendered Fundtech shares may be withdrawn at any time after 60 days from the date of the commencement of the offer if the Fundtech shares have not yet been accepted for payment by us. If we extend the Initial Offer Period, delay our acceptance for payment of Fundtech shares or are unable to accept Fundtech shares for payment pursuant to the offer for any reason, then, without prejudice to our rights under the offer but subject to applicable law, the Depositaries may, nevertheless, on our behalf, retain tendered Fundtech shares, and those Fundtech shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. However, our ability to delay the payment for Fundtech shares that we have accepted for payment is limited by applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer. Any delay will be by an extension of the offer to the extent required by law.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, our U.S. Depositary

        If you tendered your Fundtech shares to the U.S. Depositary, for a withdrawal to be effective, a written notice of withdrawal must be timely received by the U.S. Depositary at the address set forth on the back cover of this offer to purchase. Any notice of withdrawal must specify the name of the person who tendered the Fundtech shares to be withdrawn, the number of Fundtech shares to be withdrawn and the name of the registered holder of the Fundtech shares, if different from the name of the person who tendered the Fundtech shares. If certificates evidencing Fundtech shares to be withdrawn have been delivered or otherwise identified to the U.S. Depositary, then, prior to the physical release of the certificates, the serial numbers shown on the certificates must be submitted to the U.S. Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the Fundtech shares have been tendered for the account of an eligible guarantor institution. If Fundtech shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Fundtech shares and otherwise comply with DTC’s procedures.

        Withdrawals of tendered Fundtech shares may not be rescinded. If you have properly withdrawn your Fundtech shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Fundtech shares may be re-tendered at any time prior to 10:00 a.m., New York time (5:00 p.m., Israel Time), on the Final Expiration Date by following the applicable procedure described in Section 3.

Withdrawal procedure for tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

        If you tendered your shares to the Israeli Depositary, you may withdraw your shares as follows:

—	if you are an Unlisted Holder, you may withdraw your Fundtech shares at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

—	if you are a Listed Holder, you may withdraw your Fundtech shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time of delivery of your Acceptance Notice to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary. Promptly thereafter, the Israeli Depositary will return to you the share certificate(s) and Acceptance Notice delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Listed Holder may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this offer to purchase, at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Initial Completion Date.

        Withdrawals of tendered Fundtech shares may not be rescinded. If you have properly withdrawn Fundtech shares, they will be deemed not to have been validly tendered for purposes of the offer. However, withdrawn Fundtech shares may be re-tendered at any time prior to 5:00 p.m., Israel time (10:00 a.m., New York time), on the Final Expiration Date by following the applicable procedure descried in Section 3.

Determination of Validity

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law, which determination will be final and binding on all parties. None of us or our affiliates or assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	MATERIAL U.S. FEDERAL INCOME TAX AND ISRAELI INCOME TAX CONSIDERATIONS.

        Certain Material U.S. Federal Income Tax Considerations.

        U.S. Holders. The following discussion summarizes certain material U.S. federal income tax considerations of the offer applicable to the shareholders of Fundtech who are U.S. Holders and whose Fundtech shares are tendered and accepted for payment pursuant to the offer. A “U.S. Holder” means a holder of Fundtech shares who is:

—	a citizen or resident of the U.S.;

—	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the U.S., any state thereof or the District of Columbia;

—	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

—	a trust (A) if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or (B) if, in general, it was in existence on August 20, 1996, was treated as a U.S. person under the Code on the previous day and made a valid election to continue to be so treated.

        This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, current and proposed Treasury regulations promulgated under the Code, administrative pronouncements and judicial decisions and interpretations as of the date hereof, all of which are subject to differing interpretations or change, which change may apply retroactively and could materially affect the continued validity of this summary and the tax considerations described in this Section 5. Subject to the discussion set forth below under the heading entitled “Characterization of the Purchase if Fundtech is a Passive Foreign Investment Company,” this discussion assumes that Fundtech is not and has never been a “passive foreign investment company,” “controlled foreign corporation,” “foreign investment company” or “foreign personal holding company” for U.S. federal income tax purposes.

        This discussion addresses only Fundtech shares that are held as capital assets within the meaning of Section 1221 of the Code. No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, and no opinion of counsel has been or will be rendered, as to the U.S. federal income tax consequences of the offer. This discussion does not address all of the tax considerations that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment, including, without limitation:

—	regulated investment companies;

—	broker-dealers (including in securities or foreign currency) or insurance companies;

—	persons who have elected to apply a mark-to-market method of accounting;

—	tax-exempt organizations or retirement plans;

—	certain former citizens or former long-term residents of the United States;

—	persons subject to the alternative minimum tax;

—	banks and other financial institutions;

—	persons who hold their Fundtech shares as part of a position in a straddle or as part of a hedging, conversion, constructive sale, synthetic security, or other integrated investment;

—	holders who received their Fundtech shares through the exercise of employee stock options or otherwise as compensation;

—	partnerships or other pass-through entities or persons who hold their Fundtech shares through partnerships or other pass-through entities;

—	holders who within the five-year period prior to the offer owned directly, indirectly or by attribution at least 10.0% of the voting power of Fundtech; and

—	persons whose functional currency is not the U.S. dollar.

        In addition, this summary does not discuss any foreign, state, or local tax consequences or any U.S. tax consequences (e.g., estate or gift tax) relevant to U.S. Holders other than U.S. federal income tax consequences.

        WE RECOMMEND THAT FUNDTECH SHAREHOLDERS WHO ARE U.S. HOLDERS TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS. FOR A DISCUSSION O CERTAIN ISRAELI INCOME TAX CONSIDERATIONS, SEE BELOW UNDER “CERTAIN MATERIAL ISRAELI TAX CONSIDERATIONS.”

        Characterization of the Purchase if Fundtech is not a Passive Foreign Investment Company. The receipt of cash for Fundtech shares pursuant to the offer will be treated as a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who sells Fundtech shares pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Fundtech shares sold pursuant to the offer. Gain or loss will be determined separately for each block of Fundtech shares (i.e., Fundtech shares acquired at the same cost in a single transaction) tendered pursuant to the offer. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Fundtech shares for more than one year at the time of the consummation of the offer. Special limitations apply to the use of capital losses.

        Characterization of the Purchase if Fundtech is a Passive Foreign Investment Company. In general, a non-U.S. corporation will be classified as a passive foreign investment company within the meaning of Section 1297(a) of the Code (“PFIC”) if, for any taxable year, at least 75% of its gross income consists of passive income (such as dividends, interest, rents, royalties, or gains on certain securities or commodities transactions), or at least 50% of the average value of its assets consists of assets that produce or are held for the production of, passive income. The 2006 Form 20-F provides that Fundtech, subject to the discussion therein, believes that in 2006 it was not a PFIC. The 2006 Form 20-F also provides that, because the determination of PFIC status is a factual determination that must be made annually at the close of each taxable year, Fundtech’s PFIC status for 2007 has not been determined yet.

        In general, if Fundtech was characterized as a PFIC for any taxable year, any gain recognized by a U.S. Holder who sells Fundtech shares pursuant to the offer would be treated as ordinary income and would be subject to tax as if the gain had been realized ratably over the holding period of the Fundtech shares. The amount allocated to the current taxable year and any taxable year with respect to which Fundtech was not a PFIC would be taxed as ordinary income (rather than capital gain) earned in the current taxable year. The amount allocated to other taxable years would be taxed at the highest marginal rates applicable to ordinary income for such taxable years, and the U.S. Holder also would be liable for an additional tax equal to the interest on such tax liability for such years. We recommend that U.S. Holders consult their tax advisors regarding the potential application of the PFIC rules to the sale of Fundtech shares pursuant to the offer.

        Information Reporting and Backup Withholding. Payments made by the U.S. Depositary in connection with the offer may be subject to information reporting to the IRS and possible backup withholding. Under the U.S. federal backup withholding tax rules, 28.0% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the U.S. Treasury, unless the U.S. Holder (or other payee) who tenders its Fundtech shares to the U.S. Depositary provides such shareholder’s (or other payee’s) taxpayer identification number (employer identification number or social security number) to the U.S. Depositary and otherwise complies with the backup withholding rules. Each U.S. Holder tendering its shares to the U.S. Depositary should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certificate necessary to avoid backup withholding.

        Amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holders’ U.S. federal income tax liability, provided the required information is furnished to the IRS.

Certain Material Israeli Tax Considerations.

        The following discussion summarizes the material Israeli tax considerations of the offer applicable to Fundtech’s shareholders whose Fundtech shares are tendered and accepted for payment pursuant to the offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, or the Ordinance, the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax considerations discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax considerations discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Fundtech shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

        The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that holders consult their tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the offer, including the application of Israeli or other tax laws.

        The summary below does not discuss the effects of any non-Israeli tax laws. We recommend that holders of Fundtech shares who are U.S. Holders consult their tax advisors regarding the U.S. federal, state and local income tax consequences of the offer. For a discussion of certain U.S. federal income tax considerations, see above under “Certain Material U.S. Federal Income Tax Considerations.”

        Characterization of the Purchase. The receipt of cash for Fundtech shares pursuant to the offer generally will be treated as a taxable transaction for Israeli income tax purposes, pursuant to which a holder of Fundtech shares will be treated as having sold such Fundtech shares.

        Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including Fundtech shares in Israeli companies (such as Fundtech), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

        Tax Rates. Pursuant to the Ordinance and the regulations promulgated thereunder, as of January 1, 2006, the tax rate applicable to capital gains derived from the sale of Fundtech shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such Fundtech shares, in which case the gain generally will be taxed at a rate of 25%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 25%. Companies are subject to the corporate tax rate on capital gains derived from the sale of Fundtech shares (currently 27%), unless such companies were not subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985 (or certain regulations), or the Inflationary Adjustments Law, prior to August 10, 2005, in which case the applicable tax rate is 25%. However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their Fundtech shares prior to Fundtech’s initial public offering on Nasdaq (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their Fundtech shares through the exercise of employee stock options or otherwise as compensation. The tax basis of Fundtech shares acquired prior to January 1, 2003 by individuals and by companies that were not subject to the Inflationary Adjustments Law will be determined in accordance with the average closing share price on the TASE or Nasdaq, as applicable, for the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the Fundtech shares as the tax basis if it is higher than such average price.

        Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of the Fundtech shares, provided that such shareholders did not acquire their Fundtech shares prior to Fundtech’s initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25.0% or more in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25.0% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Fundtech shares by a person who (i) holds the Fundtech shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, Fundtech shares representing 10% or more of the voting power of Fundtech during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

        Israeli Withholding Tax. The gross proceeds payable to a tendering shareholder in the offer generally will be subject to Israeli withholding tax at the rate of 20% of the shareholder’s gain on such sale. An approval from the ITA was obtained with respect to the withholding tax rates applicable to shareholders as a result of the purchase of Fundtech shares pursuant to the offer. The approval provides, among other things, that:

        (1) tendering shareholders who certify that they are non-Israeli residents (and, in the case of corporations, that no Israeli residents (x) hold 25.0% or more of the means of control such corporations or (y) are the beneficiaries of, or is entitled to, 25.0% or more of the revenues or profits of such corporations, whether directly or indirectly) and hold their Fundtech shares directly or through a non-Israeli broker or financial institution, will not be subject to Israeli withholding tax;

        (2) tendering shareholders who hold their Fundtech shares through an Israeli broker or financial institution will be subject to Israeli withholding tax to the extent required by Israeli law; and

        (3) tendering shareholders who are not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 13.16% of the gross proceeds payable to them pursuant to the offer.

        More specifically, based on the approval, if a Fundtech shareholder tenders its Fundtech shares to:

—	the U.S. Depositary, the U.S. Depositary may be required to withhold 13.16% of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder, upon the terms and conditions set forth in the Letter of Transmittal, either:

„	certify, by completing the Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or the Declaration Form, included in the Letter of Transmittal or otherwise delivered to such shareholder, that (1) such shareholder is NOT a “resident of Israel” for purposes of the Ordinance, and if it is a corporation that is NOT a “resident of Israel” – that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation, nor are Israeli residents the beneficiaries of, and are not entitled to, 25.0% or more of such corporation’s revenues or profits, whether directly or indirectly, or (2) such shareholder is are a bank, broker or financial institution resident in Israel that (A) is holding the Fundtech shares solely on behalf of beneficial shareholder(s) (so-called “street name” holders) and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the gross proceeds (if any) paid by such shareholder to the beneficial shareholder(s) with respect to the Fundtech shares tendered by such shareholder on their behalf. In such case, the U.S. Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you pursuant to the offer; or

„	provide the U.S. Depositary, with a copy (which shall not constitute notice) to Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate, referred to as the ITA Waiver. In such case, the U.S. Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to it pursuant to the offer in accordance with such ITA Waiver; or

—	the Israeli Depositary, and such shareholder

„	holds its Fundtech shares through a TASE member, such TASE member will withhold Israeli income tax, if applicable, at the rate of up to 20% of the gain realized by such shareholder from the sale of Fundtech shares in the offer, in accordance with the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gains on the Sale of a Security or Forward Transaction), 5763-2000; or

„	is named as a holder of Fundtech shares in the Register of Shareholders of Fundtech in Israel, the Israeli Depositary may be required to withhold 13.16% of the gross proceeds payable to such shareholder pursuant to the offer, unless such shareholder provides the Israeli Depositary, with a copy (which shall not constitute notice) to Goldfarb, Levy, Eran, Meiri, Tzafrir & Co., our legal counsel in Israel, at its address set forth on the back cover of this offer to purchase, with a valid ITA Waiver, in which case, the Israeli Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to it pursuant to the offer in accordance with such ITA Waiver.

        We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

        Please note that if a shareholder tenders its Fundtech shares to the U.S. Depositary and provides a Declaration Form, you also consent to the provision of such Declaration Form to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

        All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

        An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex B.

        The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

        The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential Israeli tax effects of the offer. We recommend that Fundtech shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares in the offer.

6.	PRICE RANGE OF THE SHARES ETC.

        Fundtech shares are listed and traded on Nasdaq and the TASE in each case under the ticker symbol “FNDT.” Fundtech shares commenced trading on Nasdaq in March 1998 and on the TASE in August 2003.

        The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On March 4, 2008, the prevailing exchange rate was $1.00 for NIS 3.626.

Quarter	Nasdaq Global Market		The Tel Aviv Stock Exchange
	High	Low	High	Low

2006
First Quarter	$12.11	$10.11	NIS 58.73	NIS 46.87
Second Quarter	$12.94	$9.14	NIS 58.88	NIS 42.22
Third Quarter	$10.31	$8.72	NIS 45.15	NIS 38.89
Fourth Quarter	$12.60	$10.03	NIS 52.33	NIS 42.60
2007
First Quarter	$14.13	$11.33	NIS 59.09	NIS 45.41
Second Quarter	$16.00	$14.16	NIS 63.33	NIS 57.25
Third Quarter	$17.59	$14.25	NIS 70.86	NIS 60.35
Fourth Quarter	$17.78	$13.05	NIS 71.65	NIS 47.35
2008
First Quarter*	$13.02	$10.06	NIS 51.52	NIS 37.48

* Through March 4, 2008.

        The following table sets forth, for each of the months indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS. On March 4, 2008, the prevailing exchange rate was $1.00 for NIS 3.626.

Month	Nasdaq Global Market		The Tel Aviv Stock Exchange
	High	Low	High	Low

March 2007	$14.00	$13.23	NIS 58.79	NIS 56.41
April 2007	$15.58	$14.16	NIS 62.77	NIS 57.25
May 2007	$16.00	$14.77	NIS 63.33	NIS 59.42
June 2007	$15.52	$14.28	NIS 62.90	NIS 59.55
July 2007	$15.21	$14.26	NIS 64.37	NIS 60.35
August 2007	$15.55	$14.25	NIS 66.00	NIS 61.10
September 2007	$17.59	$15.66	NIS 70.86	NIS 64.94
October 2007	$17.63	$16.03	NIS 71.65	NIS 65.00
November 2007	$17.78	$15.46	NIS 69.72	NIS 61.37
December 2007	$15.40	$13.05	NIS 59.63	NIS 47.35
January 2008	$13.02	$10.06	NIS 51.52	NIS 37.48
February 2008	$12.71	$10.62	NIS 45.97	NIS 38.55
March 2008*	$12.02	$11.97	NIS 44.68	NIS 43.50

* Through March 4, 2008.

        The average closing sale price for Fundtech shares on Nasdaq during the six months prior to the date of this offer to purchase, i.e., between September 5, 2007 and March 4, 2008 was $14.46 per share. Accordingly, the purchase price in the offer is 13.5% lower than the said average closing price on Nasdaq and is 4.4% higher than the closing price on Nasdaq on March 4, 2008.

        The average closing sale price for Fundtech shares on the TASE during the six months prior to the date of this offer to purchase, i.e., between September 5, 2007 and March 4, 2008, was NIS 55.67 ($15.33 based on an exchange rate of NIS 3.626 per U.S. dollar as of March 4, 2008) per share. Accordingly, the purchase price in the offer (NIS 45.325 based on an exchange rate of NIS 3.626 per United States dollar as of March 4, 2008) is 18.6% lower than the said average closing price on the TASE and is 4.2% higher than the closing price on the TASE on March 4, 2008.

        On March 4, 2008, the last full trading day prior to the commencement of the offer, the closing sale price per share as reported on Nasdaq was $11.97, and as reported on the TASE was 43.50 ($11.99 based on an exchange rate of NIS 3.626 per United States dollar as of March 4, 2008).

        We recommend that you obtain a current market quotation for Fundtech shares.

        Based on Fundtech’s consolidated financial statements for the period ended December 31, 2007, Fundtech’s shareholders equity was $102,132,000 and its shareholders’ equity per share (based on 15,549,868 Fundtech shares outstanding on such date) was $6.568, in each case as of December 31, 2007.

7.	EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

        Our purchase of Fundtech shares pursuant to the offer will reduce the number of Fundtech shares that might otherwise be traded publicly and may reduce the number of Fundtech shareholders. In particular, if the offer is consummated, Fundtech’s “public float,” that is the number of Fundtech shares owned by Fundtech’s non-affiliated shareholders and available for trading in the securities markets, will be reduced. This may result in lower share prices or reduced liquidity in the trading market for Fundtech shares in the future. Nonetheless, we anticipate that there will be a sufficient number of Fundtech shares issued and outstanding and publicly-traded following consummation of the offer to ensure a continued trading market for the Fundtech shares. Based upon published guidelines of Nasdaq and the TASE, we believe that our purchase of Fundtech shares pursuant to the offer will not, in itself, cause the remaining Fundtech shares to be delisted from Nasdaq or the TASE.

        The Fundtech shares are currently “margin securities” under the rules and regulations of the Board of Governors of the Federal Reserve System. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Fundtech shares as collateral. We believe that, following the purchase of Fundtech shares pursuant to the offer, the Fundtech shares will continue to be “margin securities” for purposes of the margin rules and regulations of the Board of Governors of the Federal Reserve System.

        Fundtech shares are registered under the Exchange Act, which requires, among other things, that Fundtech furnish certain information to its shareholders and the SEC. We believe that our purchase of Fundtech shares pursuant to the offer will not result in deregistration of the Fundtech shares under the Exchange Act or otherwise cause Fundtech to no longer be subject to the reporting requirements of the Exchange Act applicable to it (as a foreign private issuer).

8.	INFORMATION CONCERNING FUNDTECH.

        Except as otherwise set forth in this offer to purchase, the information concerning Fundtech contained in this offer to purchase has been taken from or is based upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to these documents and records. We assume no responsibility for the accuracy or completeness of the information contained in such documents or records or for any failure by Fundtech to disclose events that may have occurred and may affect the significance or accuracy of any such information.

        Overview. Fundtech’s legal and commercial name is Fundtech Ltd. and its legal form is a company limited by shares. It was incorporated under the laws of the State of Israel in 1993 under the name of Fundtrust Technologies Limited. It changed its name to Fundtech Ltd. in June 1994. Fundtech’s corporate headquarters and principal executive offices are located at 12 Ha’hilazon Street, 5th Floor, Ramat-Gan, Israel 52522. Its telephone number in Israel is +972-3-611-6500. Fundtech’s website address is www.fundtech.com. However, information contained on Fundtech’s website does not constitute a part of this offer to purchase.

        In its early years, the primary business of Fundtech was the automation of payments for community banks. It is now engaged in the provision of end-to-end financial transaction processing software solutions for financial institutions. In March 1998, Fundtech conducted an initial public offering of its shares and its shares commenced trading on the Nasdaq National Market and, in August 2003, its shares also commenced trading on the TASE. Fundtech shares are listed on both Nasdaq and the TASE under the ticker symbol “FNDT.”

        Available Information. Fundtech is subject to the informational filing requirements of the Exchange Act applicable to “foreign private issuers” and, in accordance therewith, is obligated to file reports, including annual reports on Form 20-F, and other information with the SEC relating to its business, financial condition and other matters.

        These reports and other information should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Fundtech’s filings on or after March 30, 1999, are also available on the SEC’s website (http://www.sec.gov).

        According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, Fundtech is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Fundtech, and which was furnished or that has to be furnished, according to U.S. law, to Fundtech’s shareholders. Such filings, if filed on or after November 27, 2000, are available on the TASE’s website (http://maya.tase.co.il/bursa/index.asp), and, if were filed on or after November 5, 2003, are also available on the ISA’s website (http://www.magna.isa.gov.il).

9.	INFORMATION CONCERNING CLAL.

        Clal. Our legal and commercial name is Clal Industries and Investments Ltd. and our legal form is a company limited by shares. We were incorporated under the laws of the State of Israel in 1956. Our corporate headquarters and principal executive offices are located at 3 Azrieli Center, Triangular Tower, 45th Floor, Tel Aviv 67023, Israel. Our telephone number in Israel is +972-3-607-5789. Our website address is www.cii.co.il. However, information contained on our website does not constitute a part of this offer to purchase.

        We are an Israeli holding company, whose shares are listed on the TASE under the ticker symbol “CII.” We hold investments in companies that are predominantly located in Israel or that have significant ties or relations to Israel, and mainly conduct business in the fields of cement, textile, advanced technology and high-tech venture funds, biotechnology, communications and commerce, including:

—	Fundtech;

—	American Israeli Paper Mills Ltd. (AMEX & TASE: AIP), an Israeli company engaged in the supply of paper products;

—	Nesher Israel Cement Enterprises Ltd., Israel's sole producer of cement;

—	Taavura Holdings Ltd., an Israeli road haulage and logistics organization;

—	Golf & Co. (TASE: GOLF), an Israeli retail chain for fashion home textiles and home furnishings;

—	Clal Biotechnology Industries Ltd. (TASE: CBI), a specialized investment company focused on biotechnology companies;

—	Netvision Ltd. (TASE: NTSN), an Israeli Internet service providers, or ISP, and international communication services provider;

—	Jafora-Tabori Ltd.., an Israeli producer and marketer of soft drinks; and

—	Arcadian Networks Inc., a broadband wireless carrier for utilities and industries with dispersed assets in rural areas.

        We are a majority owned subsidiary of IDB Development, an Israeli company whose shares are listed on the TASE under the ticker symbol “IDBD.” IDB Development is controlled by IDB Holding, an Israeli company whose shares are listed on the TASE under the ticker symbol “IDBH.” A group of controlling shareholders of IDB Holding, comprising subsidiaries of Ganden, Manor and Livnat, respectively, are parties to a Shareholders Agreement with respect to approximately 51.7% of IDB Holding’s outstanding shares owned by these parties. The members of the group have entered into the Shareholders Agreement for the purpose of maintaining and exercising control of IDB Holding as a single group of shareholders. The Shareholders Agreement, the term of which is until May 19, 2023, provides, among other things, that Ganden’s subsidiary will be the manager of the group as long as it and its permitted transferees will be the largest shareholder of IDB Holding among the parties to the Shareholders Agreement; that the parties to the Shareholders Agreement will vote together at shareholders’ meetings of IDB Holding as shall be determined in accordance with a certain mechanism set forth therein; and that the parties to the Shareholders Agreement will exercise their voting power of IDB Holding for electing their designees as directors of IDB Holding and its direct and indirect subsidiaries and other investee companies. In addition, (1) Shelly Bergman, one of Ganden’s controlling shareholders, owns through a wholly owned Israeli company approximately 4.2% of IDB Holding’s outstanding shares, (2) Ganden owns directly and through its subsidiary approximately 21.0% of IDB Holding’s outstanding shares, (3) Manor owns approximately 2.0% of IDB Holdings outstanding shares, and (4) Livnat owns approximately 2.0% of IDB Holdings outstanding shares. These additional shares of IDB Holding are not subject to the Shareholders Agreement mentioned above. The foregoing description is qualified in its entirety by reference to Schedule I of this offer to purchase.

        Additional Information. The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of our executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) are set forth in Schedule I to this offer to purchase. Schedule I also sets forth the name, business address, telephone number and certain other information with respect to IDB Development and IDB Holding, our “controlling shareholders” for purposes of this offer to purchase, and certain other persons who may be deemed to ultimately control us.

        None of Clal, our directors, our officers or, to our knowledge after due inquiry of the relevant person or entity, the other persons or entities listed on Schedule I:

—	has been convicted in a criminal proceeding in the past five years (excluding traffic violations or similar misdemeanors);

—	has been party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws; or

—	has been otherwise convicted in a criminal proceeding and the statute of limitation regarding such conviction, pursuant to the Israeli Criminal Registration and Rehabilitation Law, 1981, has not elapsed prior to the date of this offer to purchase.

        Available Information. We have filed with the SEC a Schedule TO, which includes this offer to purchase as an exhibit thereto and contains additional information concerning the offer.

        We are not subject to the informational filing requirements of the Exchange Act. As a public company whose shares are listed on the TASE, we are subject to the informational filing requirements of the Israeli Securities Law. All of our filings with the ISA are in Hebrew. Information contained in our filings with the ISA does not constitute a part of this offer to purchase.

10.	SOURCES AND AMOUNT OF FUNDS.

        The offer is not conditioned on the availability of financing. We estimate that the total amount of funds that we will require to consummate the offer, including fees and expenses, is approximately $29.5 million (assuming we purchase 2,338,686 Fundtech shares, the maximum number of Fundtech shares sought to be purchased in the offer). We possess all necessary funds to consummate the offer from cash on hand. To secure the payment for the Fundtech shares tendered in the offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee our obligation to pay for the Fundtech shares. In addition, to secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and have deposited cash into an escrow account in an amount sufficient to pay for the maximum number of Fundtech shares that we are offering to purchase in the offer.

11.	CONDITIONS TO THE OFFER.

        Under Israeli law, we will become irrevocably bound to purchase, subject to proration, the Fundtech shares validly tendered in the offer and not properly withdrawn prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Final Expiration Date, subject to the following conditions. Notwithstanding any other provisions of the offer, and in addition to (and not in limitation of) our rights to extend the Initial Offer Period or otherwise amend the terms of the offer at any time, we shall not be required to accept for payment and, subject to Israeli law, the Exchange Act and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to either pay for or return tendered Fundtech shares promptly after the termination or withdrawal of the offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Fundtech shares, and terminate the offer, if, in our reasonable judgment, any of the following occurs:

(a) at 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, any one or more of the following conditions has not been satisfied:

        (1) there shall have been validly tendered and not properly withdrawn Fundtech shares representing 5.0% of the issued and outstanding shares and voting power of Fundtech on the Initial Completion Date (currently, 779,563 Fundtech shares), such that following the consummation of the offer, we will beneficially own no less than 47.9% of the issued and outstanding Fundtech shares; or

        (2) as required by Israeli law, at the completion of the Initial Offer Period, the aggregate number of Fundtech shares validly tendered in the offer and not properly withdrawn (excluding Fundtech shares held by us or our affiliates pursuant to Section 331(c) of the Israeli Companies Law) is greater than the aggregate number of Fundtech shares represented by Notices of Objection to the offer;

(b)     (1) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date,

—	any "event" (as such term is defined below) shall have occurred,

—	we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this offer to purchase, the occurrence of such “event,” and

—	such “event” would cause the terms of the offer as a result of such event to become materially different from the terms which a reasonable offeror would have proposed had it known of such “event” on the date of this offer to purchase;

        For purposes of this paragraph (b)(1), an “event” shall mean any of the following:

(A)	any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign;

(B)	any action or proceeding threatened, instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign; or

(C)	any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, conditions (financial or otherwise), prospects or results of operations of Fundtech that has, or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on Fundtech or, assuming consummation of the offer, on us; or

        (2) at any time on or after commencement of the offer and prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date, there has or will have occurred, and continue to exist, any of the following:

—	any general suspension of, or limitation on prices for, trading in securities on Nasdaq or the TASE;

—	a declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S. or Israel (whether or not mandatory);

—	a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the U.S. or Israel or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions;

—	in the case of any of the foregoing existing at the time of the commencement of the offer, a material escalation or the worsening thereof;

—	any change in the general political, market, economic or financial conditions in the U.S., Israel or abroad that could, in our reasonable judgment, have a material adverse effect on us, Fundtech or the trading of Fundtech shares; or

—	a tender offer or exchange offer for any or all of Fundtech shares, or any merger, acquisition, business combination or other similar transaction with or involving Fundtech or any of its subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed; or

(c) at least one Israeli business day prior to the Initial Completion Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the Fundtech shares pursuant to the offer (see Section 12). This includes that any U.S. governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

        The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions and, in the case of clause (b) above, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Initial Completion Date (as may be extended), in each case, in the exercise of our reasonable judgment. You should be aware that, under Israeli law, we may not waive the conditions set forth in clause (a) and clause (c) above.

        Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Initial Completion Date. Any determination by us concerning any condition described in this Section 11 shall be final and binding on all parties. A public announcement may be made of a material change in, or waiver of, such conditions, and the Initial Offer Period may, in certain circumstances, be extended in connection with any such change or waiver.

        Should the offer be terminated pursuant to the foregoing provisions, all tendered Fundtech shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

        The offer is not conditioned on the availability of financing or the approval of the board of directors of Fundtech.

12.	LEGAL MATTERS AND REGULATORY APPROVALS.

        Israeli Antitrust Authority. On March 2, 2008, we filed an application with respect to the offer with the Israeli Antitrust Authority. In the application, we sought the approval of the Israeli Antitrust Authority that the purchase by us of additional Fundtech shares which would result in our owning more than 50% of the outstanding Fundtech shares would not require the filing of merger notices pursuant to the Israeli Restricted Trade Practices Law, 5748-1988. On March 4, 2008, we received the approval of the Israeli Antitrust Authority.

        The Israeli Securities Authority. Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this offer to purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this offer to purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the offer is open, that the Initial Completion Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this offer to purchase and related materials be published within one Israeli business day (unless it stipulates another time), or that an amended offer to purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Initial Completion Date, if it sees fit to do so, for the protection of the interests of the offerees.

        The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this offer to purchase and related documents. However, the offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this offer to purchase. Any representation to the contrary is a criminal offense.

        General. In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Initial Completion Date. Except as set forth above, we are not aware of any license or regulatory permit that appears to be material to the business of Fundtech and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Fundtech shares pursuant to the offer. If any such material approval or other action is required, we presently contemplate to use our reasonable commercial efforts to obtain such approval or take such action. While, except as otherwise described in this offer to purchase, we do not presently intend to delay the acceptance for payment of, or payment for, Fundtech shares tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in unknown or unforeseen consequences adverse to Fundtech’s business. See Section 11 for conditions to the offer, including conditions with respect to regulatory approvals.

13.	FEES AND EXPENSES.

        We have retained MacKenzie Partners, Inc. to serve as the Information Agent for the offer, American Stock Transfer & Trust Company, Fundtech’s U.S. transfer agent, to serve as the U.S. Depositary for the offer, and Clal Finance Batucha Investment Management Ltd. to serve as the Israeli Depositary for the offer.

        The Information Agent may contact holders of Fundtech shares by personal interview, mail, telephone, facsimile and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the materials relating to the offer to beneficial holders. As compensation for acting as Information Agent in connection with the offer, MacKenzie Partners, Inc. will be paid a reasonable and customary fee for its services and will also be reimbursed for reasonable out-of-pocket expenses and may be indemnified against specified liabilities and expenses in connection with the offer, including specified liabilities under the federal securities laws. We will pay the Depositaries reasonable and customary compensation for their services in connection with the offer and reimburse them for reasonable out-of-pocket expenses, and will indemnify them against specified liabilities and expenses in connection with their services, including specified liabilities under the federal securities laws.

        It is estimated that the expenses incurred in connection with the offer will be approximately as set forth below:

Information Agent Fees and Expenses	$10,000
U.S. and Israeli Depositaries' Fees and Expenses	$35,000
Filing Fees	$1,149
Legal Fees	$210,000
Printing and Mailing Costs	$25,000
Miscellaneous	$10,000

Total	$291,149

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Fundtech shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding materials relating to the offer to their customers.

14	MISCELLANEOUS.

        We are making the offer to shareholders of Fundtech by this offer to purchase and the related documents delivered to you. We are not aware of any jurisdiction where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of the Fundtech shares pursuant thereto, we will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the offer. If, after this good faith effort, we cannot comply with the state statute, subject to applicable law, the offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Fundtech shares in that state. In those jurisdictions where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, we will endeavor to make arrangements to have the offer made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

        No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the related documents delivered to you and, if given or made, such information or representation must not be relied upon as having been authorized.

        Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC the Schedule TO, together with exhibits, furnishing additional information with respect to the offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549, and at the regional offices of the SEC. Copies of this information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website http://www.sec.gov that contains reports and other information filed electronically with the SEC.

        Pursuant to the Securities Regulations (Tender Offer), 5760-2000, we have filed a copy of this offer to purchase with the ISA and the TASE.

Clal Industries and Investments Ltd.
By: /s/ Gonen Bieber —————————————— Name: Gonen Bieber Title: VP Finance	By: /s/ Yehuda Ben Ezra —————————————— Name: Yehuda Ben Ezra Title: Comptroller

March 5, 2008

ANNEX A

Excerpt of Section 331 of the Israeli Companies Law 5759-1999

(Unofficial Translation from Hebrew)

“331.	Consent of shareholders

(a)	A special tender offer shall be addressed to all offerees, and the offerees may announce their consent to the special tender offer or their objection thereto.

(b)	A special tender offer may not be accepted unless a majority of the votes of offerees, who announced their position with respect thereto, agreed to the offer.

(c)	In counting the votes of the offerees, the votes of a controlling shareholder of the offeror who owns a controlling parcel of shares in the company, or of persons on their behalf or on behalf of the offeror, including their relatives and corporations under their control, shall be excluded.

(d)	If a special tender offer is accepted, then all offerees, who had not announced their position with respect the offer or who objected to the offer, may agree to the offer, not later than four days after the last date for acceptance of the tender offer, or by another date to be set by the Minister for this purpose, and they shall be treated like persons who agreed to the offer from the start.”

ANNEX B

Definition of Israeli Resident for Israeli Tax Purposes

(Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” or a “resident” as follows:

        “(A) with respect to an individual - a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1) in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including, among others:

(a) place of permanent home;

(b) place of residential dwelling of the individual and the individual's immediate family;

(c) place of the individual's regular or permanent occupation or the place of his permanent employment;

(d) place of the individual's active and substantial economic interests;

(e) place of the individual's activities in organizations, associations and other institutions;

(2) the center of vital interests of an individual will be presumed to be in Israel:

(a) if the individual was present in Israel for 183 days or more in the tax year;

(b) if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more.

For the purposes of this provision, “day” includes a part of a day;

(3) the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

(4)...;

        (B) with respect to a body of persons - a body of persons which meets one of the following:

(1) it was incorporated in Israel;

(2) the "control and management" of its business is exercised in Israel."

SCHEDULE I

A.	DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR OFFICE HOLDERS OF CLAL

        The following table sets forth the name, address, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, of each of our directors, executive officers and other “senior office holders” (as such term is defined under the Israeli Securities Law). Unless otherwise indicated, all of our directors, executive officers and other senior office holders are citizens of Israel and their address is 3 Azrieli Center, The Triangular Tower, Tel-Aviv 67023, Israel.

Name & Address	Age	Position with Clal	Current Principal Occupation & Material Positions in Past 5 Years

Nochi Dankner (1)	53	Chairman of the Board of Directors	Current principal occupation: Mr. Dankner is a businessman and chairman and a director of companies. He is the Chairman and CEO of IDB Holding; Chairman of IDB Development, Discount Investment Corporation Ltd. (“Discount”) (2), and Ganden Holdings Ltd. (“Ganden Holdings”)(3) and Chairman of affiliates of Ganden Holdings (“Ganden Group”).

Material positions in past 5 years: Director of various companies in the group of companies affiliated with IDB Holding (“IDB group”) since May 2003; Chairman and CEO of various companies in the Ganden Group; a director, including Chairman of Credit Committee of Bank Hapoalim B.M.(4) from November 1997 until May 2003; and a partner in the law office of Danker-Lusky.(5) until 2004.

Avraham Fischer	51	Co-CEO and Director	Mr. Fischer also serves as Executive Vice President of IDB Holding, Deputy Chairman of IDB Development and Chairman of Clal Biotechnology Industries Ltd. (“Clal Biotechnology”), an Israeli biotechnology investment company, affiliated with Clal.

Material positions in past 5 years: Director of various companies in the IDB group since May 2003; co-managing partner of Fischer, Behar, Chen, Well, Orion & Co. (6) since 1982; deputy chairman of Ganden and a director of affiliates of Ganden. Mr. Fischer is a co-chairman of “Matan – Your Way to Give”, a non-profit organization.

Refael Bisker	56	Director	Current principal occupation: Chairman of Property and Building Corporation Ltd. (“PBC”) (7) and Super-Sol Ltd. (“Super-Sol”)(8) and director of various companies in the IDB group.

Material positions in past 5 years: From 2000 to 2005, he served as Chief Executive Officer of Ganden Holdings. A director of IDB Holding and of various companies in the IDB group since May 2003.

Marc Schimmel* 54-56 Euston St., London NW1 U.K.	43	Director	Current principal occupation: Director of the UKI Investments Group. (9)

Material positions in past 5 years: A director of IDB Development since May 2003; a director of companies in the UKI Investments Group.

Eliahu Cohen	75	Director	Current principal occupation: CEO of IDB Development.

Material positions in past 5 years: CEO of IDB Holding from February 2003 until December 2003; a director of IDB Holding, IDB Development, PBC and Discount; Chairman of Clal Insurance Enterprises Holdings Ltd. (“Clal Insurance”); Chairman of Clal Medical Insurance and of affiliates of Clal Insurance.

Isaac Manor** (10) 26 Hagderot Street, Savion 56526, Israel.	66	Director	Current principal occupation: Chairman of companies in the automotive sector of the David Lubinski Ltd. (“Lubinski”)(11) group.

Material positions in past 5 years: deputy chairman of IDB Holding and a director of IDB Development and various companies in the IDB group since May 2003; a director of Union Bank of Israel Ltd.(12); a director of various companies in the Lubinski group and in family companies.

Name & Address	Age	Position with Clal	Current Principal Occupation & Material Positions in Past 5 Years

Dori Manor (10) 17 Kerem Hazeim Street, Savion 56536, Israel.	40	Director	Current principal occupation: CEO of companies in the automotive sector of the Lubinski group.

Material positions in past 5 years: a director of IDB Holding, IDB Development and Discount since May 2003; a director of Elron Electronic Industries Ltd. since August 2003; and a director of various companies in the Lubinski group and in family companies.

Yehezkhel Dovrat 1 Nachshon St., Ramat Hasharon, Israel.	62	Director	Current principal occupation: Director of private and public companies.

Material positions in past 5 years: Chairman of Taavura Holdings Ltd. (“Taavura”) (13); a director of various companies in the Taavura group of companies (“Taavura group”). He is also a director of Maalot – The Israel Securities Rating Company Ltd until January 2008(14); Conterm Ltd. until August 2007(15); Cabiran Ltd. until September 2006(16) and K.B.A Townbuilders Group Ltd until 2006(17).

Shai Livnat (18) 31st HaLechi St., Bnei Brak 51200, Israel	49	Director	Current principal occupation: President and founder of Zoe Holdings Ltd. (19)

Material positions in past 5 years: Director of various companies in the IDB group, Taavura group and Avraham Livnat(20) group of companies.

Adiel Rosenfeld 42 Ha'Alon Street, Timrat 23840, Israel	53	Director	Current principal occupation: Representative in Israel of the Aktiva group. (21) President of the Haifa University Friends Association.

Material positions in past 5 years: a director of various companies in the IDB group since 2004; a member of the board of governors of the Haifa University.

Zvi Livnat (18)	54	Co-CEO	Material positions in past 5 years: Executive Vice President of IDB Holding; Deputy Chairman of IDB Development; Director of companies in the IDB group, Taavura group and Avraham Livnat group. Vice President – Commerce of Taavura from 1979 until June 2003.

David Leviatan 18 Mendele St., Herzeliya, Israel	65	Director	Current principal occupation: Director of Companies.

Material positions in past 5 years: Chairman of Arazim Tourism Industries and related companies; Chairman of the Baord of Directors and Manager of Zamgal Holdings Ltd. Member of the board of governors of Bezalel Academy of Art and Design Jerusalem. Director of Shrem Fodim Group Ltd.

Nahum Langental 20 Lincoln St., Tel Aviv,67134 Israel	48	External Director	Current principal occupation: Director of companies. Material positions in past 5 years: Chairman of IntelliGate and Paz Aviation Services Ltd. CEO and owner of Humantra Investments Ltd.(22)

Name & Address	Age	Position with Clal	Current Principal Occupation & Material Positions in Past 5 Years

Alicia Rotbard 6 Rosenblum St. #6101 Sea&Sun, Tel Aviv, 69379 Israel	62	External Director	Current principal occupation: Chief Executive Officer of Doors Information Systems Inc.(23)

Material positions in past 5 years: Director of Hilan Tech Ltd, B.G.I, Prisma Shukei Hon and Kamada Ltd. (24)

Yehuda Ben Ezra	40	Comptroller	Material positions in past 5 years: Director of Kitan Consolidated Limited, and in companies affiliated with Clal. Previously, Financial Manager and Corporate Secretary of Giron Development Building Ltd.(25)

Nitsa Einan	37	Vice President and General Counsel	Material positions in past 5 years: Vice President and General Counsel of Clal Biotechnologies.

Gonen Bieber	49	Vice President and Financial Manager	Material positions in past 5 years: Vice President and Financial Manager of IDB Holding and IDB Development.

Guy Rosen	42	Senior Vice President	Material positions in past 5 years: Serves as Chairman of Israir Airlines and Tourism Ltd. (26) and as director in other companies of the IDB group.

Boaz Simons	42	Senior Vice President	Material positions in past 5 years: Director in companies of the IDB group.

Ilan Amit	65	Internal Auditor	Material positions in past 5 years: Internal Auditor of companies of the IDB group.

*	Citizen of the United Kingdom.

**	Dual citizen of Israel and France.

(1)	Nochi Dankner is the brother of Shelly Bergman (see “Controlling Persons” below).

(2)	Discount, a subsidiary of IDB Development, is an Israeli company, holding investments in companies located in Israel operating mainly in the fields of advanced technology, industry, real estate, communications and commerce. Its address is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

(3)	Ganden is an Israeli company, holding investments mainly in Israeli companies that operate primarily in the fields of aviation, tourism, and real estate. Also, see “Controlling Persons” below. Its address is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

(4)	Bank Hapoalim B.M. is an Israeli commercial bank. Its address is Bank Hapoalim Building, 63 Yehuda Halevy Street, Tel Aviv 65781, Israel.

(5)	Dankner-Lusky is an Israeli law firm that was merged with the Israeli law firm of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. Its address is2 Weizmann Street, Tel Aviv 64239, Israel.

(6)	Fischer, Behar, Chen, Well, Orion & Co. is an Israeli law firm. Its address is 3 Daniel Frisch, Tel Aviv 64731, Israel.

(7)	PBC is an Israeli real-estate company operating in the fields of revenue-generating assets, residential construction and infrastructures. Its address is 14 Beit Hashoeva Lane, Tel Aviv 65814, Israel.

(8)	Super-Sol is an Israeli supermarket chain. Its address is 30 Shmotkin Binyamin Street, Rishon LeZion 75363, Israel.

(9)	The UKI Investment Group is an international investment group based in London, U.K., and is engaged primarily in holding investments mainly in companies that operate in the field of real estate. Its address is 54-56 Euston Street, London NW1 2ES, United Kingdom.

(10)	Isaac Manor is the husband of Ruth Manor (see “Controlling Persons” below) and they are the parents of Dori Manor.

(11)	Lubinski is an Israeli company engaged primarily in the import to and marketing in Israel of motor vehicles. Its address is 103 Kahnman Street, Bney Brak 51553, Israel.

(12)	Union Bank of Israel Ltd. is an Israeli commercial bank. Its address is 6 Ahuzat Bait Street, Tel Aviv 65143, Israel.

(13)	Taavura is an Israeli company, engaged in road haulage and logistics and holds investments in Israeli companies that operate in various commercial and industrial activities. Its address is P.O.B. 320, Industrial Zone, Ramle 72102, Israel.

(14)	Maalot – The Israel Securities rating Company Ltd was established in 1991. Its address is 12 Aba Hillel Silver St. Ramt- Gan 52506, Israel.

(15)	Cabiran is engaged in creation and production of complete to print complex geometrical aluminum parts. Its address is Kibbutz Cabri 25120 Israel.

(16)	KBA is a real estate company. Its address is 3 Azrieli Center Triangular Tower, Tel Aviv 67023.

(17)	Conterm provides a wide variety of less than containerload (LCL) and full containerload (FCL) services. Its address is 11 Lev Pesach St. Industrial Zone North, Ashdod, Israel.

(18)	Shai Livnat and Zvi Livnat are the sons of Avraham Livnat. See “Controlling Persons” below.

(19)	Zoe Holdings is a holding company that manages a diverse portfolio of international telecommunications operations and hi-tech companies.

(20)	See “Controlling Persons” below.

(21)	The Aktiva Group is an international organization engaged, through its group companies, primarily in financial investments and services. Its principal offices’ address is Aktiva Holdings BV, Strawinskylaan 1001, Amsterdam, The Netherlands 1077XX.

(22)	Humantra is a company engaged in investments. Its address is 20 Lincoln Street, Tel Aviv, Israel.

(23)	Doors provides information systems to international banks. Its address is 6 Rozenblum St., #6101, Sea & Sun, Tel Aviv 67676, Israel.

(24)	Kamada is engaged in high-quality blood-derivative pharmaceuticals. Its address is Science Park Kiryat Weizmann, Rehovot, Israel.

(25)	Giron is a real estate company, engaged in leasing properties, managing and maintaining properties, and developing projects. Its address is 5 Jabotinski, Raanana, Israel.

(26)	Israir is an Israeli airline and tourism company. Its address is 23 Ben Yehuda Street, P.O. Box 26444, Tel Aviv 63806 Israel.

B.	CLAL’S CONTROLLING SHAREHOLDERS

        IDB Development and IDB Holding

        Clal is controlled by IDB Development Corporation Ltd. (“IDB Development”), a majority owned subsidiary of IDB Holding Corporation Ltd. (“IDB Holding”). Both IDB Development and IDB Holding are Israeli companies. IDB Development holds investments in various entities, operating primarily in the fields of insurance, real estate, high-tech, electronics, communications, industries and commerce. IDB Holding is a holding company that, through IDB Development, holds investments in various entities, operating primarily in the fields of insurance, real estate, high-tech, electronics, communications, industries and commerce.

        Each of IDB Development’s and IDB Holding’s respective shares are listed on the TASE.

        The principal address of IDB Development and IDB Holding is 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel.

C.	CONTROLLING PERSONS

        IDB Holding is controlled as follows: (i) Ganden Holdings Ltd. (“Ganden”), a private Israeli company controlled by Nochi Dankner (who is also the Chairman of IDB Holding, IDB Development and Clal) and his sister Shelly Bergman. Ganden holds, directly and through a wholly-owned subsidiary, approximately 52.04% of the outstanding shares of IDB Holdings; (ii) Shelly Bergman, who holds through a wholly-owned company approximately 4.23% of the outstanding shares of IDB Holding; (iii) Avraham Livnat Ltd. (“Livnat”), a private Israeli company controlled by Avraham Livnat (whose son, Zvi Livnat, is the co-CEO of Clal and a director of IDB Holding, IDB Development and Clal, and whose son, Shay Livnat, is a director of IDB Development and Clal). Livnat holds, directly and through a wholly-owned subsidiary approximately 12.36% of the outstanding shares of IDB Holding and (iv) Manor Holdings B.A. Ltd. (“Manor”), a private company controlled by Ruth Manor (whose husband, Isaac Manor, is a director of IDB Holding, IDB Development and Clal, and their son, Dori Manor, is a director of IDB Holding, IDB Development and Clal). Manor holds directly and through a majority-owned subsidiary 12.35% of the outstanding shares of IDB Holding.

        Subsidiaries of Ganden, Livnat and Manor have entered into a Shareholders Agreement with respect to approximately 31.02%, 10.34% and 10.34%, respectively, of the outstanding shares of IDB Holding owned by them, constituting in the aggregate approximately 51.7% of the equity and voting power of IDB Holding for the purpose of maintaining and exercising control of IDB Holding as a group. The term of the Shareholders Agreement expires in May 2023. Their additional holdings in IDB Holding are not subject to the Shareholders’ Agreement.

        Based on the foregoing, IDB Holding (by reason of its control of IDB Development), IDB Development (by reason of its control of Clal), Ganden, Manor and Livnat (by reason of their control of IDB Holding) and Nochi Dankner, Shelly Bergman, Ruth Manor, and Avraham Livnat (by reason of their control of Ganden, Manor and Livnat, respectively) may be deemed to share with Clal the power to vote and dispose of Fundtech shares beneficially owned by Clal amounting to approximately 42.9% of the issued and outstanding Fundtech shares. IDB Holding, IDB Development, Ganden, Manor and Livnat and the natural persons disclaim beneficial ownership of the Fundtech shares.

        Accordingly, we consider Nochi Dankner, Shelly Bergman, Ruth Manor and Avraham Livnat to be the persons ultimately in control of us. The following table sets forth the name, address, age, citizenship, present principal occupation or employment and additional material occupations, positions, offices or employments for the past five years of each of them.

Name & Address	Age	Citizenship	Principal Occupation

Nochi Dankner	52	Israel	See Section A above.

Shelly Bergman 9 Mishmar Ezrahi Street, Afeka, Tel Aviv, Israel.	46	Israel	Current principal occupation: Director of companies. Material positions in past 5 years: a director of Israel Salt Industries Ltd. (1) from 1997 until 2003, and of Ganden Holdings since May 2003.

Ruth Manor 26 Hagderot Street, Savyon 56526, Israel.	64	Israel	Current principal occupation: a director of companies in the motor vehicle sector of the Lubinski group

Material positions in past 5 years: a director of various companies in the Lubinski group and in family companies.

Avraham Livnat Taavura Junction, Ramle 72102, Israel.	83	Israel	Current principal occupation: General manager of Taavura. Material positions in past 5 years: Director in Taavura group of companies.

(1)	Israel Salt Industries Ltd. is an Israeli company primarily engaged in the manufacture and marketing of edible salt, and in the development of real estate. Also, it is one of the controlling shareholders of Bank Hapoalim B.M. Its address is P.O.B. 7, Atlit, Israel.

The U.S. Depositary for the offer is:

By Hand/Overnight Courier:	By Facimile	By Mail:
(to Eligible Institutions only)
+1-718-234-5001
American Stock Transfer & Trust Company		American Stock Transfer & Trust Company
Operations Center	Confirm by Telephone:	Operations Center
Attn: Reorganization Department	Toll-free (877) 248-6417	Attn: Reorganization Department
6201 15th Avenue	(718) 921-8317	P.O. Box 2042
Brooklyn, New York 11219		New York, New York 10272-2042

The Israeli Depositary for the offer is:

Clal Finance Batucha Investment Management Ltd.

By Hand/Overnight Courier/Mail:	By Facsimile Transmission:

Clal Finance Batucha Investment	+972-3-565-3533
Management Ltd.
Rubinstein House	Confirm by Telephone:
37 Menachem Begin Road	+972-3-565-3529/30
Tel Aviv 65220, Israel
Attn: Avi Avivi

The Information Agent for the offer is:

105 Madison Avenue
New York, New York 10016
call collect +1-212-929-5500
or
toll free +1-800-322-2885
Email: proxy@mackenziepartners.com

Our Israeli legal counsel is:

2 Weizmann Street
Tel Aviv 64239, Israel
Tel: +972-3-608-9372
Fax: +972-3-608-9381
Attn.: Oren Wolpin, Adv.